MERGER AGREEMENT
between
MORRILL BANCSHARES, INC.
and
HEARTLAND FINANCIAL USA, INC.
dated
June 12, 2013

1

Table of Contents

Recitals		1

I. Definitions		2

II. The Merger		10
2.1	The Merger	10
2.2	Conversion of Securities.	10
2.3	Dissenting Shares.	11
2.4	The Closing.	11
2.5	Effect of Merger	14
2.6	Taking of Necessary Action; Further Action	14
2.7	Tax-Free Reorganization	14
2.8	Heartland Common Stock	15

III. Representations and Warranties of MBI		15
3.1	Organization and Qualification	15
3.2	Authority; Valid and Binding Agreement; Non-Contravention	16
3.3	Capitalization.	17
3.4	Compliance with Laws, Permits and Instruments.	17
3.5	Financial Statements	18
3.6	Absence of Undisclosed Liabilities	19
3.7	Books and Records	19
3.8	Absence of Certain Developments	19
3.9	Property.	22
3.1	Evidences of Indebtedness	23
3.11	Administration of Fiduciary Accounts	23
3.12	Tax Matters.	23
3.13	Material Contracts.	26
3.14	Litigation	27
3.15	Insurance	27
3.16	Environmental Matters.	28
3.17	Employees.	30
3.18	Employee Benefits.	32
3.19	Intellectual Property	35
3.2	Affiliate Transactions	35
3.21	Regulatory Approvals	35
3.22	Interest Rate Risk Management Instruments.	35
3.23	Brokerage	36
3.24	Availability of Documents	36
3.25	Shareholder Agreement	36
3.26	Disclosure	36

IV. Representations and Warranties of Heartland		36
4.1	Incorporation; Power and Authority	36
4.2	Valid and Binding Agreement	36

2

4.3	No Breach; Consents	36
4.4	Certain Tax Matters	37
4.5	Brokerage	37
4.6	Investment Intent	37
4.7	Heartland Common Stock	37
4.8	SEC Filings; Financial Statements.	37
4.9	Material Changes	38
4.1	Regulatory Approvals	38
4.11	Employment Agreement	38

V. Agreements of MBI		38
5.1	Conduct of the Business	38
5.2	Notice of Developments	40
5.3	Pre-Closing Access	40
5.4	Conditions	40
5.5	Consents and Authorizations	40
5.6	Invitations to and Attendance at Directors’ and Committee Meetings	41
5.7	Monthly Financial Statements and Pay Listings	41
5.8	Certain Loans and Related Matters	41
5.9	No Negotiation with Others	41
5.1	Title Insurance.	42
5.11	MBI Stockholders’ Meeting.	42
5.12	Resignation of Directors	43

VI. Additional Covenants and Agreements		43
6.1	Regulatory Filings	43
6.2	Tax Matters	43
6.3	Filing of Tax Returns and Adjustments.	43
6.4	Employee Matters	44
6.5	Employment; Employee Benefits	44
6.6	Board of Directors	45
6.7	Lease with Saylor Insurance Service, Inc	45
6.8	Conditions	45

VII. Conditions to Closing		45
7.1	Conditions to Heartland’s Obligations	45
7.2	Conditions to MBI’s Obligations	47

VIII. Termination		48
8.1	Termination	48
8.2	Effect of Termination	50
8.3	Termination Payments	50

IX. General		50
9.1	Press Releases and Announcements	50
9.2	Expenses	50
9.3	Amendment and Waiver	50

3

9.4	Notices	51
9.5	Assignment	52
9.6	Privilege and Related Matters	52
9.7	No Third Party Beneficiaries	53
9.8	Severability	53
9.9	Complete Agreement	53
9.1	Schedules	53
9.11	Signatures; Counterparts	54
9.12	Governing Law	54
9.13	Specific Performance	54
9.14	Jurisdiction	54
9.15	Waiver of Jury Trial	54
9.16	Construction	55
9.17	Time of Essence	55
9.18	Attorneys’ Fees and Costs	55

Signatures		56

Exhibit A-Form of Inducement Agreement
Exhibit B1-Form of Certificate of Merger, Delaware
Exhibit B2-Form of Certificate of Merger, Kansas

4

MERGER AGREEMENT
This MERGER AGREEMENT (the “Agreement”), dated June 12, 2013, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and Morrill Bancshares, Inc., a Kansas corporation (“MBI”).
WHEREAS, the respective Boards of Directors of Heartland and MBI have determined that it is advisable and in the best interests of Heartland and MBI and their respective stockholders to consummate the merger of MBI with and into Heartland (the “Merger”) in accordance with Section 252 of the Delaware General Corporation Law (“DGCL”) and Section 17-6702 of the Kansas General Corporation Code (the “KGCC”);
WHEREAS, as a result of the Merger, all of the outstanding shares of the common stock, $1.00 par value, of MBI (the “MBI Common Stock”), will be converted into a combination of cash and shares of the common stock, $1.00 par value, of Heartland (“Heartland Common Stock”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, as an inducement to Heartland to enter into this Agreement, certain of the stockholders of MBI have entered into an Inducement Agreement in the form attached hereto as Exhibit A (the “Inducement Agreement”) whereby each such stockholder agrees to vote in favor of the Merger and all other transactions contemplated by this Agreement and to certain other matters;
WHEREAS, MBI owns all of the issued and outstanding capital stock of The Morrill and Janes Bank and Trust Company (the “Bank”); and
WHEREAS, Heartland and MBI desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).
NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Definitions

“Active Employee” means any employee employed on the Closing Date by MBI or its Subsidiaries who is employed exclusively by MBI or its Subsidiaries, including employees on temporary leave of absence, family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
“Adjusted Tangible Assets” means, as of the Determination Date, the assets of MBI, calculated in accordance with GAAP, consistently applied, less the sum of (i) any Intangible Assets, (ii) any Transaction Costs, (iii) any Severance Costs, and (iv) to the extent not otherwise recorded, and declared but not yet paid, any Special Dividend.
“Adjusted Tangible Common Equity” means the excess of the Adjusted Tangible Assets of MBI over the liabilities of MBI, calculated in accordance with GAAP as of the Determination Date, plus $235,500.00.
“Aggregate Merger Consideration” means the Adjusted Tangible Common Equity of MBI as of the close of business on the Determination Date multiplied by the Applicable Percentage; provided, however, that the Aggregate Merger Consideration shall not be less than forty-two million dollars ($42,000,000.00) multiplied by the Applicable Percentage.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Applicable Percentage” means (A) if the Weighted Average Closing Price is less than or equal to $17.50 per share, 112.5%; (B) if the Weighted Average Closing Price is greater than $17.50 per share but less than $22.50 per share, the percentage that is equal to 112.5% plus the product of 2.5% multiplied by the difference between the Weighted Average Closing Price and $17.50; (C) if the Weighted Average Closing Price is greater than or equal to $22.50 per share, and less than or equal to $27.50 per share, 125%; (D) if the Weighted Average Closing Price is greater than $27.50 per share but less than $32.50 per share, the percentage that is equal 125.0 % plus the product of 2.5% multiplied by the difference between the Weighted Average Closing Price and $27.50; and (E) if the Weighted Average Closing Price is greater than or equal to $32.50, 137.5%.
“Annual Financial Statements” has the meaning set forth in Section 3.5(a).
“Bank” has the meaning set forth in the Recitals.
“Bank Subsidiaries” has the meaning set forth in Section 3.1(b).
“BHCA” has the meaning assigned to it in Section 3.1(a).
“Business Day” shall mean any day other than Saturday, Sunday or a day on which national banks are required to be closed under Federal Law.

“Cash Merger Consideration” means the Aggregate Merger Consideration less the Stock Merger Consideration.
“Cash Merger Consideration per Share” means the Cash Merger Consideration divided by the Outstanding MBI Shares.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” has the meaning set forth in Section 5.3.
“Confidential Disclosure Schedule” means the schedules delivered by MBI to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Continuing Employee” has the meaning set forth in Section 6.5(a).
“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“DGCL” has the meaning set forth in the Recitals.
“Department” has the meaning set forth in Section 3.17(b).
“Determination Date” shall mean the last day of the month preceding the Closing Date.
“Direct Subsidiaries” has the meaning assigned to it in Section 3.1(a).
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Costs” has the meaning set forth in Section 3.16(a)(i).
“Environmental Law” has the meaning set forth in Section 3.16(a)(ii).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
“ERISA Affiliate” means any entity or trade or business that is treated as a member of MBI's controlled group within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Executive Officer of MBI” means Kurt M. Saylor, Kent P. Saylor and Rhonda S. McHenry.
“GAAP” means United States generally accepted accounting principles, as in effect from time to time.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Hazardous Materials” has the meaning set forth in Section 3.16(a)(iii).
“Heartland” has the meaning set forth in the first paragraph of this Agreement.
“Heartland Common Stock” has the meaning set forth in the Recitals.
“Heartland Plans” has the meaning set forth in Section 6.5(b).
“Heartland SEC Reports” has the meaning set forth in Section 4.8(a).
“Inducement Agreement” has the meaning set forth in the Recitals.
“Insider” means (i) a stockholder, officer, director or employee of MBI, the Bank or any other Subsidiary, (ii) any spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, and brother- or sister-in-law of any stockholder, officer, director or employee of MBI, the Bank or any other Subsidiary or (iii) any entity in which any of the Persons described in clause (i) or (ii) owns any beneficial interest (other than less than five percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange or publicly traded on The NASDAQ National Market).
“Intangible Assets,” means any asset that is considered an intangible asset under GAAP, including, without limitation, any goodwill, and any other identifiable intangible assets recorded in accordance with GAAP, but excluding any mortgage servicing assets recorded as an intangible asset.
“IRS” means the United States Internal Revenue Service.
“KGCC” has the meaning set forth in the Recitals.

“Knowledge of MBI” or other similar phrase means the actual knowledge of a director or Executive Officer of MBI, and the knowledge that a person performing fully the duties normally assigned to a person in such capacity would have acquired.
“Last Fiscal Year End” has the meaning set forth in Section 3.5(a).
“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).
“Latest Balance Sheet Date” has the meaning set forth in Section 3.5(a).
“Latest Financial Statements” has the meaning set forth in Section 3.5(a).
“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.
“Leased Real Property” has the meaning set forth in Section 3.9(b).
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“List” has the meaning set forth in Section 3.16(a)(iv).
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could have, a material adverse effect on (i) the business, assets, properties, condition (financial or otherwise), results of operations, prospects or customer, supplier or employee relationships of MBI, the Bank and its other Subsidiaries, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be, or (ii) the consummation of the transactions contemplated hereby.
“Material Contracts” has the meaning set forth in Section 3.13(a).
“MBI” has the meaning set forth in the first paragraph of this Agreement.
“MBI Board Recommendation” has the meaning set forth in Section 5.11(b).
“MBI Common Stock” has the meaning set forth in the Recitals.
“MBI Preferred Stock” has the meaning set forth in Section 3.3.
“MBI Stockholders' Meeting” has the meaning set forth in Section 5.11(a).
“Merger” has the meaning set forth in the Recitals.

“Operating Real Property” has the meaning set forth in the Section 3.9(b).
“Ordinary Course of Business” means the ordinary course of business of MBI, the Bank and the other Subsidiaries consistent with past custom and practice (including with respect to quantity and frequency).
“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.
“Outstanding MBI Shares” means the shares of MBI Common Stock issued and outstanding at the close of business on the Closing Date.
“Owned Real Property” has the meaning set forth in Section 3.9(b).
“Permitted Encumbrances” means (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics' and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (iii) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof or Heartland's proposed use thereof in the Ordinary Course of Business, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to MBI, the Bank or any other Subsidiary, (v) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (vi) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers' compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (w) that is maintained or contributed to by MBI, the Bank or any entity under common control with MBI within the meaning of Section 414(b), (c), (m), (o), or (t) of the Code (a “Commonly Controlled Entity”), (x) that MBI, the Bank or any other Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (y) for which MBI, the Bank or any other Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor's affiliation with MBI, its Subsidiaries or MBI's stockholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by MBI, the Bank or any other Commonly Controlled Entity for the benefit of its employees or former employees) or (z) for or with respect to which MBI, the Bank or any other Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither MBI, the Bank nor any other Commonly Controlled Entity has any present or potential liability.
“Property” has the meaning set forth in Section 3.16(a)(v).
“Proprietary Rights” has the meaning set forth in Section 3.19.
“Real Property” has the meaning set forth in Section 3.9(b).
“Regulatory Action” has the meaning set forth in Section 3.16(a)(vi).
“Regulatory Approvals” has the meaning set forth in Section 3.2(b).
“Release” has the meaning set forth in Section 3.16(a)(vii).
“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.
“Required MBI Stockholder Vote” means holders of a majority of the shares of MBI Common Stock.
“Required Consents” has the meaning set forth in Section 5.5.
“Return” means any return, declaration, report, estimate, information return and statement pertaining to any Taxes.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Severance Costs” shall mean, except to the extent paid or reflected in an accrual taken before the Closing Date and therefore reflected in the Determination Balance Sheet, any and all amounts in the nature of compensation paid or payable pursuant to any agreement with any employee of MBI, the Bank or any other Subsidiary, as determined on an after-tax basis, that is contingent upon a change in the ownership of MBI or a sale of a substantial portion of the assets of MBI, regardless of whether such payment is due or made before, on or after the Closing Date, and regardless of whether such payments are subject to termination or other events that may occur after the Closing Date; including, without limitation, all such payments that could become due after a change in ownership upon voluntary termination of employment of an executive under any employment agreement.
“Special Dividend” means a dividend on MBI Common Stock in an aggregate amount that does not exceed the difference as of the Determination Date (if, but only if, such difference is positive), between (i) eight percent (8%) of Adjusted Tangible Assets (calculated without regard to declaration of such Special Dividend), and (ii) Adjusted Tangible Common Equity (calculated without regard to declaration of such Special Dividend).
“State Regulator” means the Kansas State Banking Commissioner.
“Stock Merger Consideration” means 70% of the Aggregate Merger Consideration; provided, however, that (a) if the number of shares of Heartland Common Stock issued as of Closing pursuant to Section 2.2(b) would cause (i) any former holder of MBI Common Stock to beneficially hold (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) more than 4.9% of the shares of Heartland Common Stock issued and outstanding as of the Closing Date, or (ii) any former holder of MBI Common Stock, either individually or because such holder is presumed to be acting in concert (within the meaning of 12 C.F.R. § 225.41(d)) with any other such holder, to own, control or hold with power to vote 10.0% or more of the Heartland Common Stock issued and outstanding as of the Closing Date, then, in either such case, the percentage of the Aggregate Merger Consideration represented by the Stock Merger Consideration shall be adjusted downward until such former holder of MBI Common Stock would (x) beneficially own no more than 4.9% of such shares of Heartland Common Stock outstanding as of the Closing Date if the test in clause (i) is exceeded, or (y) individually or with others presumed to be acting in concert own, control or hold with power to vote no more than 10% of such shares of Heartland Common Stock if the test in clause (ii) is exceeded; and (b) if the Weighted Average Closing Price is $20.50 or less, the percentage of the Aggregate Merger Consideration that constitutes the Stock Merger Consideration may be adjusted downward by Heartland to a percentage of not less than 60%.
“Stock Merger Consideration per Share” means the number of shares of Heartland Common Stock as is equal to the Stock Merger Consideration divided by the product of the Weighted Average Closing Price and the Outstanding MBI Shares.
“Stockholders' Representatives” shall mean Kurt M. Saylor and Kent P. Saylor, as stockholders of MBI.
“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person. When used without reference to a particular entity, Subsidiary means a Subsidiary of MBI, including the Bank.
“Tax Affiliate” means each of MBI, the Bank and the other Subsidiaries and any other Person that is or was a member of an affiliated, combined or unitary group of which MBI, the Bank or any other Subsidiary is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon MBI or any Tax Affiliate.
“Termination Date” has the meaning set forth in Section 8.1(b)(ii).
“Third-Party Environmental Claim” has the meaning set forth in Section 3.16(a)(viii).
“Title Objection” has the meaning set forth in Section 5.10(a).
“Transaction Costs” shall mean, except to the extent paid or reflected in an accrual taken before the Closing Date and therefore reflected in the Determination Balance Sheet, any and all amounts incurred by MBI, whether or not paid by MBI and whether incurred before, on or after the date of this Agreement, that arise out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, MBI's legal and accounting fees, valuation fees, brokerage commissions, finder's fees or similar fees or commissions (including any fees payable to Hovde pursuant to the letter described in Section 3.23), and income, sales or other liability for Taxes for income or gain arising out of such transactions.
“Treasury Regulations” means the rules and regulations under the Code.
“Weighted Average Closing Price” shall mean the (a) the sum, for each of the twenty (20) trading days ending five calendar days prior to the Closing Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period.
“Work Permits” has the meaning set forth in Section 3.17(b).
The following terms not defined above are defined in the sections of Article II indicated below:

Definition	Defined
Closing	2.4(a)
Closing Date	2.4(a)
Converted MBI Common Stock	2.2(a)
Determination Balance Sheet	2.2(a)
Dissenting Shares	2.3 (b)
Dissenting Stockholders	2.3(a)
Independent Auditor	2.2(a)
Surviving Corporation	2.1

II. The Merger
2.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 2.4(a)) MBI will be merged with and into Heartland, the separate existence of MBI will cease, and Heartland will continue as the surviving corporation under the name it possesses immediately prior to the Closing Date. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.”

2.2    Conversion of Securities.
(a)At least three (3) Business Days prior to the Closing Date, MBI shall prepare and deliver to Heartland (i) a balance sheet, prepared in accordance with GAAP consistently applied with MBI historical accounting practices (the “Determination Balance Sheet”), showing its consolidated financial position as of the close of business on the Determination Date, and containing adequate detail to compute the Adjusted Tangible Common Equity. Without limiting the generality of the foregoing, MBI shall accompany the Determination Balance Sheet with (i) a schedule of all Transaction Costs, and (ii) a calculation of Severance Costs, assuming completion of the Merger.

If MBI and Heartland agree to such calculations and to the Adjusted Tangible Common Equity, the Determination Balance Sheet and such amounts shall be final and conclusive. If Heartland and MBI disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, the Closing Date shall be postponed and the items in dispute shall be submitted to a mutually acceptable independent national accounting firm in the United States (the “Independent Auditor”) for final determination, and the calculations shall be deemed adjusted in accordance with the determination of the Independent Auditor and shall become binding, final and conclusive upon all of the parties hereto. The Independent Auditor shall consider only the items in dispute and shall be instructed to act within five (5) Business Days (or such longer period as MBI and Heartland may agree) to resolve all items in dispute. MBI and Heartland shall share equally the payment of reasonable fees and expenses of the Independent Auditor.
(b)On the Closing Date, by virtue of the Merger and without any action on the part of Heartland, MBI, the Surviving Corporation or the holder of MBI Common Stock, each Outstanding MBI Share (other than (A) shares of MBI Common Stock owned by Heartland or MBI or any direct or indirect subsidiary of Heartland or MBI and (B) any Dissenting Shares) (“Converted MBI Common Stock”) will be canceled and extinguished and be converted into and become a right to receive (a) the Cash Merger Consideration per Share plus (b) the Stock Merger Consideration per Share. In addition, all MBI Preferred Stock (none of which are issued and outstanding) will cease to exist on the Closing Date. If, between the date hereof and the Closing Date, shares of Heartland Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Heartland Common Stock issued to holders of Converted MBI Common Stock at the Closing Date pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of Heartland Common Stock

(or such class of shares into which shares of Heartland Common Stock have been changed) that will be issued in exchange for the Converted MBI Common Stock will equal the number of such shares that the holders of Converted MBI Common Stock would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefor been immediately following the Closing Date.

(c)Shares of MBI Common Stock owned by Heartland, MBI or any direct or indirect subsidiary of Heartland or MBI and any Dissenting Shares will be canceled and extinguished, subject in the case of Dissenting Shares to Section 2.3.

(d)Each share of common stock, $1.00 par value, of Heartland issued and outstanding immediately prior to the Closing Date shall remain unaffected by the Merger and shall become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

2.3    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of MBI Common Stock held by a holder who has demanded and perfected such holder's demand for appraisal of shares of MBI Common Stock in accordance Section 17-6712 of the KGCC, and as of the Closing Date has neither effectively withdrawn nor lost the right to such appraisal (a “Dissenting Stockholder”), shall not represent a right to receive merger consideration pursuant to Section 2.2 above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the KGCC. Heartland shall make any and all payments to holders of shares of MBI Common Stock with respect to such demands.

(b)    Notwithstanding the provisions of Section 2.3(a) above, if any Dissenting Stockholder demanding appraisal of such Dissenting Stockholder's shares of MBI Common Stock (“Dissenting Shares”) under the KGCC shall effectively withdraw or lose (through failure to perfect or otherwise) such Stockholder's right to appraisal, then as of the Closing Date or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the merger consideration as provided in Section 2.2 above upon surrender of the certificate or certificates representing such Dissenting Shares.

2.4    The Closing.

(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland as soon as reasonably possible following satisfaction of the conditions set forth in Article 7 and prior to the Termination Date as MBI and Heartland shall mutually agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)    Subject to the conditions set forth in this Agreement, on the Closing Date:

(i)MBI will deliver to Heartland:

(A)    certificates representing all of the Outstanding MBI Shares, free and clear of all Encumbrances, duly endorsed or accompanied by duly executed stock powers;

(B)    a certificate of MBI dated the Closing Date stating that the conditions set forth in Sections 7.1(a) through 7.1(j) have been satisfied;

(C)    a certificate of MBI dated the Closing Date stating the number of Outstanding MBI Shares and the number of shares for which dissenters' rights are applicable.

(D)    a copy of the text of the resolutions adopted by the board of directors of MBI authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of MBI;

(E)    a copy of the text of the resolutions adopted by the stockholders of MBI approving the Merger, certified by an appropriate officer of MBI;

(F)    a copy of MBI's Articles of Incorporation and all amendments thereto, duly certified as of a recent date by the Secretary of State of Kansas;

(G)    the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of MBI and any Subsidiary;

(H)    resignations in writing (effective as of the Closing Date) from the directors of each of the Subsidiaries, including the Bank, as Heartland may have requested prior to the Closing Date;

(I)    a copy of the Inducement Agreement duly executed by the respective trustee of the Kurt M. Saylor Trust Dated January 6, 1998, the Kent P. Saylor Trust Dated October 23, 2002, and the Melissa Saylor Trust Dated January 6, 1998, as stockholders of MBI;

(J)    duly executed copies of all Required Consents;

(K)    releases of all Encumbrances on the Operating Real Property, other than Permitted Encumbrances, including releases of each mortgage of record and releases of each deed of trust with respect to each parcel of real property included in the Operating Real Property;

(L)    certificates dated as of a recent date as to the good standing of MBI and payment of all applicable state Taxes by MBI, executed by the appropriate officials of the State of Kansas and each jurisdiction in which MBI is licensed or qualified to do business as a foreign corporation as specified in Confidential Schedule 3.1;

(M)    a certificate of corporate existence, dated as of a recent date, issued by the State Regulator, duly certifying as to the existence and good standing of the Bank and the authorization of the Bank to transact the business of banking; and

(N)    such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of MBI's representations and warranties, (2) evidencing the performance and compliance by MBI with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.1 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement;

(ii)Heartland will deliver to MBI:

(A)a certificate of Heartland dated the Closing Date stating that the conditions set forth in Section 7.2(a) through 7.2(e) have been satisfied;

(B)a copy of the texts of the resolutions adopted by the boards of directors of Heartland authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Heartland;

(C)a copy of the Inducement Agreement, duly executed by Heartland;

(D)such other certificates, documents and instruments that MBI reasonably requests for the purpose of (1) evidencing the accuracy of Heartland's representations and warranties, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(c)    Subject to the conditions set forth in this Agreement, on the Closing Date Heartland will:

(i)    pay an amount equal to the Cash Merger Consideration, by wire transfer of immediately available funds to be applied in the percentages set forth in Confidential Exhibit C to such account or accounts as the holders of the Outstanding MBI Shares shall specify;

(ii)    cause its transfer agent to issue in the names of the holders of Outstanding MBI Shares, or such other names as they shall designate by instrument acceptable to Heartland, certificates representing the number of shares of Heartland Common Stock, rounded down to the nearest full share, as is equal to the Stock Merger Consideration per Share multiplied by the number of shares of MBI Common Stock held by such holder, and deliver such certificates to the addresses set forth in Confidential Exhibit C, and shall pay to the accounts designated by such holders an amount of cash (without interest) equal to the product of (a) the Weighted Average Closing Price multiplied by (b) the fractional share interest to which each such holder would otherwise be entitled.

(d)    All items delivered by the parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

(e)The consummation of the Merger will be effected as of the close of business on the Closing Date. The parties will cause a copy of the Certificates of Merger in the form of Exhibit B1 and Exhibit B2 to be executed, delivered and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Kansas in accordance with the DGCL and the KGCC. The Merger will become effective at the close of business on the Closing Date.

(f)Except for this Article II and Section 6.6, except as provided in the Inducement Agreement, and except that the representations and warranties of Heartland contained herein shall survive for a period of one year after the Closing, as between MBI and Heartland, neither this Agreement nor any representations, warranties or agreements contained herein will survive the Closing.

2.5    Effect of Merger.

(a)    The effect of the Merger will be as set forth in Section 259 of the DGCL and Section 17-6709 of the KGCC.

(b)    From and after the Closing Date and until further amended in accordance with applicable Law, the Certificate of Incorporation of Heartland as in effect immediately prior to the Closing Date will be the Certificate of Incorporation of the Surviving Corporation. From and after the Closing Date and until further amended in accordance with Law, the Bylaws of Heartland as in effect immediately prior to the Closing Date will be the Bylaws of the Surviving Corporation.

(c)    From and after the Closing Date, and except as set forth in Section 6.6, the directors of the Surviving Corporation will be the Persons who were the directors of Heartland immediately prior to the Closing Date and the officers of the Surviving Corporation will be the Persons who were the officers of Heartland immediately prior to the Closing Date. Such directors and officers of the Surviving Corporation will hold office for the term specified in, and subject to the provisions contained in, the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable law.

2.6    Taking of Necessary Action; Further Action. Heartland and MBI, respectively, will each take all such action as may be necessary or appropriate to effectuate the Merger under the DGCL and the KGCC. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of Heartland or MBI, the officers of the Surviving Corporation are authorized in the name of each of Heartland and MBI or otherwise to take all such lawful and necessary action.

2.7    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

2.8    Heartland Common Stock. Each certificate representing Heartland Common Stock will be imprinted with a legend substantially in the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred without registration or an exemption therefrom.
Each holder desiring to transfer Heartland Common Stock first must furnish Heartland with (i) a written opinion reasonably satisfactory to Heartland in form and substance from counsel reasonably satisfactory to Heartland by reason of experience to the effect that the holder may transfer such Heartland Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Heartland in form and substance agreeing to be bound by the restrictions on transfer contained herein.
III. Representations and Warranties of MBI

MBI represents and warrants to Heartland that, except as described in the Confidential Disclosure Schedule, as of the date of this Agreement:
3.1    Organization and Qualification.

(a)    MBI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHCA”). MBI is a corporation, duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Kansas. Except for the Bank, Morrill Statutory Trust I, Morrill Statutory Trust II and BBLG, LLC (the “Direct Subsidiaries”), MBI has no direct Subsidiary. Each Direct Subsidiary is a corporation, statutory trust, or limited liability company duly organized and validly existing under the laws of its jurisdiction of formation and in good standing under all laws, rules, and regulations of any other jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each Direct Subsidiary has all requisite power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. MBI is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of the Bank and each Direct Subsidiary, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind (other than transfer restrictions imposed by applicable federal and state securities laws).

(b)    The Bank is a Kansas state-chartered bank, duly organized and validly existing under the laws of the State of Kansas and in good standing under all laws, rules, and regulations of the State of

Kansas. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. The Bank is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Except for those Subsidiaries set forth on Confidential Schedule 3.1(b) (the “Bank Subsidiaries”), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Kansas. Except for the specific ownership interests in the Bank Subsidiaries set forth on Confidential Schedule 3.1(b) the Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity. Each Bank Subsidiary is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of formation and in good standing under all laws, rules, and regulations of any other jurisdiction in which the nature of its business or its ownership of property requires it to be qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Each Bank Subsidiary has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. The Bank is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of each Bank Subsidiary, free and clear of any liens, claims, encumbrances, security interests or restrictions of any kind (other than transfer restrictions imposed by applicable federal and state securities laws).

(c)    Each of MBI, the Bank and the other Subsidiaries is in full compliance with all provisions of its Organizational Documents.

3.2    Authority; Valid and Binding Agreement; Non-Contravention. (a) MBI has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement. The execution and delivery of this Agreement by MBI and the consummation by MBI of the transactions contemplated hereby have been duly authorized by the Board of Directors of MBI and, other than the approval of the Merger by the Requisite MBI Stockholder Vote, no other corporate proceedings on the part of MBI are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by MBI and constitutes a valid and binding obligation of MBI, enforceable in accordance with its terms, subject to the Remedies Exception.

(b)    Except as disclosed on Confidential Schedule 3.2(a), neither MBI, the Bank nor any other Subsidiary is subject to, or obligated under, any provision of (i) its Organizational Documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, Governmental Authorization or Governmental Order, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, have a Material Adverse Effect, or adversely affect the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals required by the BHCA and the State Regulator (the “Regulatory Approvals”) and the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Kansas, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary on the part of MBI, the Bank or any other Subsidiary for the consummation by MBI of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect.

3.3    Capitalization.

The authorized capital stock of MBI consists of (i) 10,000,000 shares of MBI Common Stock, of which 706,502 shares of MBI Common Stock are issued and outstanding and 293,498 shares of MBI Common Stock are held in treasury, and (ii) and 1,000,000 shares of preferred stock, par value $0.01 per share (the "MBI Preferred Stock"), of which 13,000 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series 2009 Preferred, and 650 shares have been designated Fixed Rate Cumulative Perpetual Preferred Stock, Series 2009 Warrant Preferred, none of which are currently issued and outstanding. MBI has no other securities outstanding that would be entitled to vote on the transactions contemplated by this Agreement. Confidential Exhibit C lists the names and addresses of each record holder of the issued and outstanding MBI Common Stock the number of shares held by each such holder and the share certificate numbers of the certificates representing such shares. All issued and outstanding shares of MBI Common Stock are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third party rights and in certificated form, and have been offered, sold and issued by MBI in compliance with applicable securities and corporate Laws, Contracts applicable to MBI and MBI's Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights. The rights and privileges of MBI Common Stock are set forth in MBI's Organizational Documents or otherwise provided by Law. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating any of MBI, the Bank or any other Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of MBI, the Bank or any other Subsidiary, or the earnings or other attributes of MBI, the Bank or any other Subsidiary
3.4    Compliance with Laws, Permits and Instruments.

(a)    Each of MBI, the Bank and each other Subsidiary has performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of its Organizational Documents, or (ii) any Material Contract applicable to MBI, the Bank, any other Subsidiary or their respective assets, operations, properties or businesses. Each of MBI, the Bank and each other Subsidiary has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied in all material respects with, and is in material compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of any Law, Governmental Order or Governmental Authorization applicable to MBI or the Bank.

(b)    Without limiting the generality of the foregoing, each of MBI, the Bank and the other Subsidiaries has complied in all material respects with, the BHCA, the FDIA, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Authority against MBI, the Bank or the other Subsidiaries alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Authority.

(c)    None of the representations and warranties contained in this Section 3.4 shall be deemed to relate to tax matters (which are governed by Section 3.12), environmental matters (which are governed by Section 3.16), and employee benefit matters (which are governed by Section 3.18).

3.5    Financial Statements.

(a)    The unaudited consolidated balance sheet as of March 31, 2013 (“Latest Balance Sheet Date”) of MBI and its consolidated Subsidiaries (the “Latest Balance Sheet”) and the unaudited consolidated statements of income, changes in stockholders' equity and cash flows of MBI and its consolidated Subsidiaries for the three-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”) and the audited consolidated balance sheet, as of December 31, 2012 (the “Last Fiscal Year End”) and December 31, 2011, of MBI and its consolidated Subsidiaries and the audited consolidated statements of income, changes in stockholders' equity and cash flows, including the notes, of MBI and its consolidated Subsidiaries for each of the three years ended on the Last Fiscal Year End (collectively, the “Annual Financial Statements”) complied as to form as of their respective dates with applicable accounting requirements, are based upon the books and records of MBI, the Bank and the other Subsidiaries, have been prepared in accordance with GAAP consistently applied during the periods indicated and fairly present the financial position, results of operations and cash flows of MBI and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated, except that the Latest Financial Statements may not contain all notes and are subject to year-end adjustments, none of which are material.

(b)    The Reports of Condition and Income as of December 31, 2012, December 31, 2011 and March 31, 2013 (the “Call Reports”), for the Bank furnished by MBI to Heartland fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the instructions to the Call Report Instructions. The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as expressly specified therein.

3.6    Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheet, neither MBI, the Bank nor any other Subsidiary has any Liability, and there is no basis for any present or future Litigation, charge, complaint, claim or demand against any of them giving rise to any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law) or (b) obligations under any Contract listed on a Confidential Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Confidential Disclosure Schedule.

3.7    Books and Records. The books of account of MBI, the Bank and the other Subsidiaries are complete and correct and have been maintained in accordance with sound business practices. Each transaction is in all material respects properly and accurately recorded on the books and records of MBI, the Bank or one of the other Subsidiaries, and each document upon which entries in MBI's, the Bank's or such other Subsidiary's books and records are based is complete and accurate in all material respects. MBI, for itself, the Bank and each other Subsidiary, maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management's general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company's financial statements. The minute books and stock or equity records of each of MBI, the Bank and the other Subsidiaries, all of which have been made available to Heartland, are complete and correct. The minute books of each of MBI, the Bank and the other Subsidiaries contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the boards of directors and committees of the boards of directors or other governing body of each of MBI, the Bank and the other Subsidiaries, and no meeting of any such holders, boards of directors or other governing body or committees has been held for which minutes are not contained in such minute books. At the Closing, all such books and records will be in the possession of MBI.

3.8    Absence of Certain Developments. Except as disclosed in Confidential Schedule 3.8, since the Latest Financial Statements, MBI, the Bank and the other Subsidiaries have conducted their respective businesses only in the Ordinary Course and have not:

(a)    Incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

(b)    Discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and consistent safe and sound banking practices;

(c)    Increased the shares of its capital stock outstanding or its surplus (as calculated in accordance with the Call Report Instructions), or except for the Special Dividend, declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d)    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e)    Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

(f)    made or authorized any change in its Organizational Documents;

(g)Mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) as described in Confidential Schedule 3.8, (ii) for Permitted Encumbrances, (iii) for pledges of assets to secure public funds deposits, and (iv) for those assets and properties disposed of for fair value in the Ordinary Course of Business since the applicable dates of the Call Reports;

(h)Sold, transferred or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(i)Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any Contract that involved more than $50,000 or was outside the Ordinary Course of Business;

(j)Suffered any damage, destruction or loss, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect;

(k)Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right (as defined in Section 3.15) or modified any existing rights with respect thereto;

(l)Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its stockholders, directors, or officers, or any employee who receives compensation (other than the payment of (i) normal, periodic salary increases that will not exceed 3%, in the aggregate, of the total salaries of such persons or (ii) projected executive officer bonuses accrued through the Determination Date), or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any Plan, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

(m)Made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(n)Instituted, had instituted against it, settled or agreed to settle any Litigation before any Governmental Entity relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $50,000;

(o)Suffered any change, event or condition that, in any case or in the aggregate, has caused, or could be reasonably expected to cause, a Material Adverse Effect;

(p)Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any Contract or commitment involving payments of in excess of $50,000, or outside the Ordinary Course of Business;

(q)Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation, other than in the Ordinary Course of Business;

(r)Sold, or to its Knowledge disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(s)Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or regulatory accounting principles (“RAP”);

(t)Sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $1,000,000 or more; provided, however, that if MBI or the Bank desires to purchase or sell any investment securities in an aggregate amount of $1,000,000 or more, MBI will provide Heartland with written notice (such notice to contain sufficient detail and information to enable Heartland to make an informed decision) of such desire, and Heartland will have one (1) Business Day to consent or not to consent (such consent not to be unreasonably withheld) to the purchase or sale; provided, further, that if Heartland does not respond to MBI within the one (1) Business Day period, Heartland will be deemed to have consented to the purchase or sale;

(u)Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and the borrower's related interests, other than in the Ordinary Course of Business;

(v)Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

3.9    Property.

(a)    The real properties owned by MBI, the Bank or any other Subsidiary or demised by the leases listed on Confidential Schedule 3.9 constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which MBI remains liable), used or occupied by MBI, the Bank or any other Subsidiary.

(b)    Except as shown on a title commitment or other evidence of title delivered by MBI to Heartland, MBI the Bank or another Subsidiary owns good and marketable title to each parcel of real property identified on Confidential Schedule 3.9 as being owned by MBI or a Subsidiary (the “Owned Real Property”), free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)    The leases of real property listed on Confidential Schedule 3.9 as being leased by MBI, the Bank or another Subsidiary (the “Leased Real Property” and together with the Owned Real Property is hereafter referred to as the “Real Property,” and the Real Property occupied by MBI, the Bank, or any other Subsidiary in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) and are in full force and effect, and MBI, the Bank or a another Subsidiary holds a valid and existing leasehold interest under each of the leases for the term listed on Confidential Schedule 3.9. To the Knowledge of MBI, the Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)    Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by MBI, the Bank or any Subsidiary on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. Neither MBI, the Bank nor any other Subsidiary is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither MBI, the Bank nor any other Subsidiary has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property and do not encroach over applicable setback lines.

(e)    To MBI's Knowledge there are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property.

(f)    Each of MBI, the Bank and the other Subsidiaries has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(g)    The buildings, improvements, building systems, machinery, equipment and other tangible assets and properties used in the conduct of the business of each of MBI, the Bank and the other Subsidiaries are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. To the Knowledge of MBI, each of MBI, the Bank and the other Subsidiaries owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective business as conducted and as proposed to be conducted.

3.10    Evidences of Indebtedness. All evidences of indebtedness and leases that are reflected as assets of the Bank or any Bank Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Remedies Exception, and are not subject to any known or, to MBI's Knowledge any threatened defenses, offsets or counterclaims that may be asserted against the Bank or the present holder thereof. MBI has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of the Bank on the internal watch list of the Bank, a copy of which as of March 31, 2013, has been provided to Heartland. The documentation relating to each loan made by the Bank or any Bank Subsidiary and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including, without limitation, Laws relating to the extension of credit). No representation or warranty is being made as to the sufficiency of the collateral securing or, other than the specific representations and warranties contained in Section 3.10, as to the collectability of the loans of the Bank.

3.11    Administration of Fiduciary Accounts. The Bank has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of MBI, the Bank, the other Subsidiaries nor any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of MBI, the Bank or the other Subsidiaries and the accounting for each such fiduciary account is true and correct in all material respects and accurately reflects the assets of such fiduciary account in all material respects.

3.12    Tax Matters.

(a)    Each of MBI and any Tax Affiliate has (i) timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of MBI and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in MBI's books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied with all applicable Laws relating to the withholding of Taxes and the payment thereof.

(b)    Each of MBI and any Tax Affiliate has made (or caused to be made on its behalf) all estimated tax payments required to have been made to avoid any underpayment penalties.

(c)    There are no Encumbrances for Taxes upon any assets of MBI or any Tax Affiliate, except Encumbrances for Taxes not yet due.

(d)    Neither MBI nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)    No deficiency for any Taxes has been proposed, asserted or assessed against MBI or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by MBI or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2007, nor is any such Tax audit or other proceeding pending, nor has there been any notice to MBI or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, or, to the Knowledge of MBI, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of MBI or any Tax Affiliate. Neither MBI nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)    To the Knowledge of MBI, no additional Taxes will be assessed against MBI or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of MBI or any Tax Affiliate, that would exceed the estimated reserves established on its books of account.

(g)    Confidential Schedule 3.12(g) lists all federal, state, local and foreign income Returns filed with respect to MBI or any Tax Affiliate for taxable periods ended on or after December 31, 2008, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of MBI and all Tax Affiliates, as filed with the IRS and all state tax jurisdictions for the years ended December 31, 2009, 2010, 2011 and 2012 have been delivered to Heartland.

(h)    Neither MBI nor any Tax Affiliate has any liability for Taxes in a jurisdiction where it does not file a Return, nor has MBI or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)    Neither MBI nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by MBI or any Tax Affiliate that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)    No property of MBI or any Tax Affiliate is (i) property that MBI or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii)“tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k)    Neither MBI nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the IRS has not proposed any such adjustment or change in accounting method.

(l)    All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by MBI and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m)    Neither MBI nor any Tax Affiliate is a party to any Tax allocation or sharing agreement with any entity that is not a Tax Affiliate.

(n)    Neither MBI, the Bank nor any other Subsidiary (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was MBI) or (ii) has any liability for the Taxes of any Person (other than MBI, the Bank or any other Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)    Neither MBI, the Bank nor any other Subsidiary constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p)    None of the indebtedness of MBI or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)    Neither MBI nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.

(r)    There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of MBI, the Bank or any other Subsidiary would be entitled to receive any payment from MBI, the Bank or any other Subsidiary as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s)    Neither MBI nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)    Neither MBI nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u)    Neither MBI nor any Tax Affiliate has a permanent establishment or otherwise has an office or fixed place of business outside the United States of America.

(v)    Neither MBI nor any Tax Affiliate has participated in any confidential corporate tax shelter (within the meaning of Treasury Regulation §301.6111-2(a)(2)) or a potentially abusive tax shelter (within the meaning of Treasury Regulation §301.6112-1(b)).

3.13    Material Contracts.

(a)    Confidential Schedule 3.13 lists the following Contracts to which MBI, the Bank or any other Subsidiary is a party or subject or by which it is bound (with the Contracts required to be listed on Confidential Schedule 3.13, the “Material Contracts”):

(i)each employment, agency, collective bargaining or consulting Contract;

(ii)each Contract (A) with any Insider or (B) between or among any Insiders relating in any way to MBI, the Bank or any other Subsidiary;

(iii)each Contract or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $50,000 for any individual Contract, or $100,000 for any group of related Contracts in the aggregate;

(iv)other Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on thirty (30) days' or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts

(v)each lease of real or personal property with aggregate annual payments in excess of $50,000;

(vi)each Contract for capital expenditures in excess of $50,000;

(vii)each Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit MBI, the Bank or any other Subsidiary from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(viii)each Contract that is not terminable by the other party thereto within six months and involving payments to or from MBI, the Bank or any other Subsidiary in excess of $50,000, that becomes terminable by any other party upon a change of control of MBI, the Bank or any other Subsidiary;

(ix)each stock purchase, stock option and stock incentive plan (other than a Plan); and

(x)each other Contract of MBI, the Bank or any other Subsidiary not entered into in the Ordinary Course of Business and each other Contract (excepting for such purposes contracts for (i) loans made by, (ii) unfunded loan commitments of $100,000 or less made by, (iii) unfunded loan commitments for mortgage loans to be held for sale by the Bank made by, (iv) letters of credit issued by, (v) loan participations of, (vi) federal funds sold or purchased by, (vii) repurchase agreements made by, (viii) spot foreign exchange transactions of, (ix) bankers acceptances of or (x) deposit liabilities of, the Bank) that is material to the business, financial condition, results of operations or prospects of MBI, the Bank and the other Subsidiaries taken as a whole.

(b)    Except as disclosed on Confidential Schedule 3.13(b) (i) each of MBI, the Bank and the other Subsidiaries has performed all material obligations required to be performed by it prior to the date hereof in connection with the Material Contracts, and neither MBI, the Bank nor any other Subsidiary is in receipt of any claim of default under any Material Contract; (ii) neither MBI, the Bank nor any other Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any Material Contract; and (iii) to the Knowledge of MBI, there has been no cancellation, breach or anticipated breach by any other party to any Material Contract, except for any cancellation, breach or anticipated breach which would not have a Material Adverse Effect.

3.14    Litigation. Confidential Schedule 3.14 lists all Litigation pending or, to the Knowledge of MBI, threatened against MBI, the Bank or any Subsidiary and each Governmental Order to which MBI, the Bank or any other Subsidiary is subject. None of the items listed on Confidential Schedule 3.14 could reasonably be expected to result in any Material Adverse Effect.

3.15    Insurance.

Each of MBI, the Bank and the other Subsidiaries has at all times maintained insurance relating to its business and covering property, fire, casualty, liability, workers' compensation and all other forms of insurance customarily obtained by businesses in the same industry. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law and of any Contract to which MBI, the Bank or any Subsidiary is subject, (iii) is valid and enforceable, (iv) insures against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated and (v) provides adequate insurance coverage for the activities of each of MBI, the Bank and the other Subsidiaries. Confidential Schedule 3.15 lists each policy of insurance in effect.

3.16    Environmental Matters.

(a)    As used in this Section 3.16(a), the following terms have the following meanings:

(i)    “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any Environmental Law.

(ii)    “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)    “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Property to any Environmental Costs or liability under any Environmental Law.

(iv)    “List” means the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a documented Release of Hazardous Materials.

(v)    “Property” means real property owned, leased, controlled or occupied by MBI, the Bank or any other Subsidiary at any time.

(vi)    “Regulatory Action” means any Litigation with respect to MBI, the Bank or any other Subsidiary brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vii)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(viii)    “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)    No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of MBI, threatened against MBI, the Bank or any other Subsidiary.

(c)    No Property is listed on a List.

(d)    All transfer, transportation or disposal of Hazardous Materials by MBI, the Bank or any other Subsidiary to properties not owned, leased or operated by MBI, the Bank or any other Subsidiary has been in compliance with applicable Environmental Law.

(e)    Except as identified on Confidential Schedule 3.16, no Operating Real Property, and to the Knowledge of MBI, no other Owned Real Property, has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)    Except as identified on Confidential Schedule 3.16, there has not been a Release of any Hazardous Material on, under, about, from or in connection with the Operating Real Property while occupied and used in the business of MBI, the Bank or any other Subsidiary, including the presence of any Hazardous Materials that have come to be located on or under the Property from an off-site source.

(g)    The Operating Real Property has, at all times when occupied and used in the business of MBI, the Bank or any other Subsidiary, been used and operated in compliance with all applicable Environmental Law.

(h)    Each of MBI, the Bank and the Subsidiaries has obtained all Governmental Authorizations relating to Environmental Law necessary for operation of MBI, the Bank and the other Subsidiaries, each of which is listed on Confidential Schedule 3.16. All such Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of MBI, the Bank and the other Subsidiaries has filed all reports and notifications required to be filed by it under and pursuant to all applicable Environmental Law.

(i)    Neither MBI, the Bank, nor any other Subsidiary has generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored any Hazardous Material on, under or about any part of the Property. The Operating Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides at levels or under conditions requiring remediation in accordance with applicable Environmental Law. No aboveground or underground storage tanks are located on, under or about the Property, or to the Knowledge of MBI have been located on, under or about the Property and then subsequently been removed or filled.

(j)    No expenditure will be required in order for Heartland, MBI, the Bank or any other Subsidiary to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Property in a manner consistent with the present operation thereof.

(k)    No Encumbrance has been attached or filed against MBI, the Bank or any Subsidiary in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

3.17    Employees.

(a)    Confidential Schedule 3.17(a) lists each employee of MBI, the Bank and each other Subsidiary as of the date of this Agreement, and indicates for each such employee (x) whether they are full-time, part-time or on temporary status; (y) such employee's annual salary and wages, any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements); and (z) date of employment and position. To the Knowledge of MBI, no executive officer of MBI or the Bank and no group of employees of MBI, the Bank or any other Subsidiary has any plans to terminate his, her or their employment. Each of MBI, the Bank and the other Subsidiaries has complied in all material respects with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state law. Neither MBI, the Bank nor any other Subsidiary has any labor relations problem pending or, to the Knowledge of MBI, threatened and its labor relations are satisfactory. There are no workers' compensation claims pending against MBI, the Bank or any other Subsidiary or, to the Knowledge of MBI, any facts that would give rise to such a claim. No employee of MBI, the Bank or any other Subsidiary is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of MBI and the Bank.

(b)    Confidential Schedule 3.17(b) lists each employee of MBI, the Bank or any other Subsidiary as of the date of this Agreement who holds a temporary work authorization, including H-1B, L-1, F-1 or J-1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that MBI, the Bank or any other Subsidiary provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. MBI, the Bank or another Subsidiary received the appropriate notice of approval from the Department with respect to each such Work Permit. Neither MBI, the Bank nor any other Subsidiary has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of MBI, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set disclosed in Confidential Schedule 3.17, no employee of MBI, the Bank or any other Subsidiary is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of MBI, the Bank or any other Subsidiary hired after November 6, 1986, MBI or such Subsidiary has retained an Immigration and Naturalization Service Form I-9, completed in accordance with applicable Law.

(c)    The employment of any terminated former employee of MBI, the Bank or any other Subsidiary has been terminated in accordance with any applicable Contract terms and applicable Law, and neither MBI, the Bank nor any other Subsidiary has any liability under any Contract or applicable Law toward any such terminated employee. The transactions contemplated by this Agreement will not cause MBI, the Bank or any other Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(d)    All loans that MBI, the Bank or any other Subsidiary have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with MBI or the Bank, and all such loans with a principle balance exceeding $250,000, or that are nonaccrual or on a watch list, are set forth in Confidential Schedule 3.17(d).

(e)    Except as disclosed in Confidential Schedule 3.17(e), within the last five (5) years, neither MBI, the Bank nor any other Subsidiary has experienced and, to the Knowledge of MBI, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state law. Except as disclosed in Confidential Schedule 3.17(e), no grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of MBI, threatened. Except as disclosed in Confidential Schedule 3.17(e), no Litigation is pending or, to the Knowledge of MBI, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)    the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii)    the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)    the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv)    the Office of Federal Contract Compliance or any corresponding state agency; and

(v)    the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation, and there is no reasonable basis for any such Litigation.
(f)    No employee of MBI, the Bank or any other Subsidiary is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(g)    Each of MBI, the Bank and the other Subsidiaries has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(h)    There has been no lay-off of employees or work reduction program undertaken by or on behalf of MBI, the Bank or any other Subsidiary in the past two (2) years, and no such program has been adopted by MBI, the Bank or any other Subsidiary or publicly announced.

3.18    Employee Benefits.

(a)    Confidential Schedule 3.18 lists all Plans by name and provides a brief description identifying, as applicable, (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) plan providing benefits after separation from service or termination of employment, (J) plan that owns any MBI or other employer securities as an investment, (K) plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of MBI, (L) plan that is maintained pursuant to collective bargaining and (M) plan that is funded, in whole or in part, through a voluntary employees' beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)    Confidential Schedule 3.18 lists each corporation, trade or business (separately for each category below that applies): (i) that is (or was during the preceding five years) under common control with MBI within the meaning of Section 414(b) or (c) of the Code, (ii) that is (or was during the preceding five years) in an affiliated service group with MBI within the meaning of Section 414(m) of the Code, (iii) that is (or was during the preceding five years) the legal employer of Persons providing services to MBI as leased employees within the meaning of Section 414(n) of the Code and (iv) with respect to which MBI, the Bank or any other Subsidiary is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et seq. of ERISA) or the Family and Medical Leave Act.

(c)    MBI has made available to Heartland, as applicable, (i) the most recent determination or opinion letter received by MBI from the IRS regarding each Plan, (ii) the most recent determination or opinion letter ruling from the IRS that each trust established in connection with Plans that are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt, (iii) all material pending applications for rulings, determinations, opinions, no action letters and the like filed with any governmental agency (including the Department of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC), (iv) the financial statements for each Plan for the three most recent fiscal or plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with disclosure schedules, if any, and attachments for each Plan, (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes), (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan.

(d)    Confidential Schedule 3.18 lists each employee of MBI, the Bank or any other Subsidiary who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).

(e)    With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et seq. of ERISA), Confidential Schedule 3.18 lists (i) each employee, former employee or qualifying beneficiary who has elected continuation coverage and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)    (i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code are so qualified, (ii) all trusts established in connection with Plans intended to be Tax exempt under Section 501(a) or (c) of the Code are so Tax exempt, (iii) to the extent required either as a matter of Law or to obtain the intended Tax treatment and Tax benefits, all Plans comply in all respects with the requirements of ERISA and the Code, (iv) all Plans have been administered in accordance with the documents and instruments governing the Plans, (v) all reports and filings with Governmental Entities (including the Department of Labor, the IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made, (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made and (vii) each of MBI, the Bank and the other Subsidiaries has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)    (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of MBI for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of

ERISA or Section 412 of the Code, MBI is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h)    Except as provided in Confidential Schedule 3.18, the consummation of the transactions contemplated by this Agreement will not (i) cause any Plan to increase benefits payable to any participant or beneficiary, (ii) entitle any current or former employee of MBI, the Bank or any other Subsidiary to severance pay, unemployment compensation or any other payment, benefit or award or (iii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee; provided, however, that nothing in this paragraph (h) shall be construed to limit MBI's right to terminate any Plan that is Tax qualified under Section 401(a) or 403(a) of the Code prior to the consummation of the Merger.

(i)    (i) No Litigation is pending with regard to any Plan other than routine uncontested claims for benefits, (ii) no Plan is currently under examination or audit by the Department of Labor, the IRS or the Pension Benefit Guaranty Corporation, (iii) MBI has no actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating, (iv) MBI has no actual or potential liability under Section 4201 et seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan and (v) with respect to the Plans, MBI has no liability (either directly or as a result of indemnification) for (and the transactions contemplated by this Agreement will not cause any liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law; (vi) all accruals required under FAS 106 and FAS 112 have been properly accrued on the Latest Financial Statements, (vii) no condition, agreement or Plan provision limits the right of MBI to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA) and (viii) MBI has no liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans and (B) health care continuation benefits described in Section 4980B of the Code.

(j)    Each Plan, or other nonqualified deferred compensation plan, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.

3.19    Intellectual Property. Except as set forth on Confidential Schedule 3.19, neither MBI, the Bank nor any other Subsidiary owns any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (“Proprietary Rights”) for its business or operations. Neither MBI, the Bank nor any other Subsidiary is infringing upon or otherwise acting adversely to, and has not in the past three (3) years infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other person or persons. There is no claim or action by any such person pending, or to MBI's Knowledge, threatened, with respect thereto.

3.20    Affiliate Transactions. Except as set forth on Confidential Schedule 3.20, neither MBI, the Bank nor any other Subsidiary, nor any of their respective Insiders, has any loan agreement, note or borrowing arrangement or any other agreement with MBI, the Bank or any other Subsidiary (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of MBI, the Bank or any other Subsidiary.

3.21    Regulatory Approvals. As of the date hereof, MBI is not aware of any fact that would likely result in the regulatory approvals specified in Section 6.1 not being obtained.

3.22    Interest Rate Risk Management Instruments.

(a)    Confidential Schedule 3.22 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which MBI or the Bank is a party or by which any of their properties or assets may be bound. MBI has made available to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which MBI or the Bank is a party or by which any of their properties or assets may be bound were entered into in the Ordinary Course of Business and, to the knowledge of MBI, in accordance with prudent banking practice and applicable rules, regulations and policies of the bank regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by the Remedies Exception), and are in full force and effect. Each of MBI, the Bank and the other Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the knowledge of MBI, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.23    Brokerage. Except with respect to the payments due Hovde Financial, Inc. (“Hovde”), pursuant to that certain letter agreement dated August 4, 2010, which fees will be borne by MBI as Transaction Expenses, no Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of MBI for which Heartland or MBI is or could become liable or obligated.

3.24    Availability of Documents. MBI has made available to Heartland correct and complete copies of the items referred to in the Confidential Disclosure Schedule or in this Agreement (and in the case of any items not in written form, a written description thereof).

3.25    Shareholder Agreement. MBI has obtained, from each holder of MBI Common Stock that is a party to that certain First Amended and Restated Shareholders' Buy-Sell Agreement, effective as of October 26, 2004, a waiver of the rights of each such holder relating to the transactions contemplated by this Agreement.

3.26    Disclosure.

(a)    This Agreement, the exhibits, the Confidential Disclosure Schedule, the Annual Financial Statements or the Latest Financial Statements do not contain any untrue statement or omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

(b)    Except as set forth in this Agreement or the Confidential Disclosure Schedule, to the Knowledge of MBI, there is no fact that has specific application to MBI, the Bank or any other Subsidiary (other than general economic or industry conditions) that may have a Material Adverse Effect on the assets, business, prospects, financial condition or results of operations of MBI, the Bank or any other Subsidiary.

IV. Representations and Warranties of Heartland

Heartland represents and warrants to MBI that as of the date of this Agreement:
4.1    Incorporation; Power and Authority. Heartland is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement.

4.2    Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Heartland have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Heartland and constitutes the valid and binding obligation of Heartland, enforceable against it in accordance with its terms, subject to the Remedies Exception.

4.3    No Breach; Consents. Heartland is not subject to, or obligated under, any provision of (i) its Organizational Documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, Governmental Authorization or Governmental Order, which would be breached or violated, or in respect of which a right of termination or acceleration or any Encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect with respect to Heartland, or the consummation of the transactions contemplated hereby. Other than the Regulatory Approvals and the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Kansas, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Heartland for the consummation by Heartland of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect with respect to Heartland, or the consummation of the transactions contemplated hereby.

4.4    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action or knows of any circumstances that (without regard to any action or agreed to be taken by Heartland or any affiliate) would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

4.5    Brokerage. No Person will be entitled to receive any brokerage commission, finder's fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Heartland for which any stockholder of MBI is or could become liable or obligated.

4.6    Investment Intent. Heartland is acquiring MBI for its own account for investment purposes, and not with a view to the distribution of any capital stock thereof.

4.7    Heartland Common Stock. The shares of Heartland Common Stock will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

4.8    SEC Filings; Financial Statements.

(a)    Heartland has filed all forms, reports, schedules, statements and other documents required to be filed by it during the twelve (12) months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Heartland SEC Reports”) with the SEC. The Heartland SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Heartland SEC Report that was superseded by subsequent Heartland SEC Reports.

(b)    The audited consolidated financial statements and unaudited consolidated interim financial statements of Heartland and its consolidated Subsidiaries included or incorporated by reference in Heartland SEC Reports have been prepared in accordance with GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly the financial position, results of operations and cash flows of Heartland and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

4.9    Material Changes. Since the date of the most recent Heartland SEC Reports, and except as disclosed in such Heartland SEC Reports, there has been no change in, and no event, occurrence or development in the business of Heartland or its subsidiaries, taken as a whole, that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect.

4.10    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact that would likely result in the regulatory approvals specified in Section 6.1 not being obtained.

4.11    Employment Agreement. Heartland has executed, or is executing simultaneous with execution of this Agreement, and employment letter with Rhonda McHenry substantially in the form attached hereto as Confidential Exhibit E.

V. Agreements of MBI

5.1    Conduct of the Business. From the date of this Agreement through the Closing Date, unless Heartland shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement,

(a)    each of MBI, the Bank and the other Subsidiaries will conduct its business only in, and neither MBI, the Bank nor any other Subsidiary will take any action except in, the Ordinary Course of Business and in accordance with applicable Law;

(b)    each of MBI, the Bank and the other Subsidiaries will (i) use its commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as requested by Heartland and (iii) not take any action that would render, or that reasonably may be expected to render, any representation or warranty made by MBI in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 3.8;

(c)    neither MBI, the Bank nor any other Subsidiary will, directly or indirectly:

(i)    amend or propose to amend its Organizational Documents;

(ii)    issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

(iii)    redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in MBI, the Bank or any other Subsidiary;

(iv)    split, combine or reclassify any outstanding shares of its capital stock, or, except for the Special Dividend, declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of MBI, except that the Bank shall be permitted to pay dividends on the shares of common stock of the Bank owned by MBI;

(v)    borrow any amount or incur or become subject to any material Liability, except Liabilities incurred in the Ordinary Course of Business;

(vi)    discharge or satisfy any material lien or encumbrance on its properties or assets or pay any material liability, except otherwise in the Ordinary Course of Business;

(vii)    sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property shall not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)    cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business;

(ix)    acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to MBI, except in exchange for debt previously contracted, including OREO;

(x)    other than as set forth on Confidential Schedule 5.1(c)(x), make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(xi)change any of its methods of accounting in effect on the date of the Latest Balance Sheet Date, other than changes required by GAAP or RAP;

(xii)cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; or

(xiii)enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(c).

5.2    Notice of Developments. MBI will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of MBI, the Bank or any other Subsidiary or the commencement or threat of any material Litigation. MBI will promptly notify Heartland in writing if it should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.2 will be deemed to amend or supplement the Confidential Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.3    Pre-Closing Access. Through the Closing Date, MBI and each of its Subsidiaries will afford to Heartland and its authorized representatives full access at reasonable times and upon reasonable notice to the facilities, offices, properties, technology, processes, books, business, financial and tax records, officers, employees, business plans, budgets and projections, customers, suppliers and other information of each of MBI, the Bank and the other Subsidiaries, and the workpapers of BKD LLP, MBI's independent accountants, and otherwise provide such assistance as may be reasonably requested by Heartland in order that Heartland have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of each of MBI, the Bank and the other Subsidiaries. Heartland will use its reasonable best efforts not to disrupt the normal business operations of MBI, the Bank and the other Subsidiaries. In addition, MBI will, and will cause the Bank and the other Subsidiaries to, cooperate (including providing introductions where necessary) with Heartland to enable Heartland to contact third parties, including employees, suppliers, customers and prospective customers of MBI and to offer employment to employees of MBI, the Bank and its other Subsidiaries; provided that Heartland will not contact any such third parties without the prior written consent of MBI (which consent will not be unreasonably withheld). Subject to Law, Heartland will have full access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of MBI, the Bank and the other Subsidiaries for the purpose of preparing for and conducting employment interviews with all Active Employees. MBI will provide such Plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in Section 6.5. The Confidentiality Agreement, dated October 11, 2012 (the “Confidentiality Agreement”), between MBI and Heartland will apply with respect to information obtained by Heartland under this Section 5.3.

5.4    Conditions. MBI will use its best efforts to cause the conditions set forth in Section 7.1 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

5.5    Consents and Authorizations
MBI will use commercially reasonable efforts to obtain (at no cost or burden to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement, including those listed on Confidential Schedule 5.5. MBI will keep Heartland reasonably advised of the status of obtaining the Required Consents.

5.6    Invitations to and Attendance at Directors' and Committee Meetings. MBI will, and will cause the Bank to, give notice to one designee of Heartland and will invite, or cause the Bank to invite, that designee to attend all regular and special meetings of the Board of Directors of MBI and the Bank and all regular and special meetings of any board or senior management committee of MBI and the Bank; provided, however, that MBI and the Bank reserve the right to exclude that invitee from any portion of any such meeting specifically relating to the transactions contemplated by this Agreement or which, upon the advice of legal counsel, are otherwise privileged. In addition, MBI will, and will cause the Bank to, provide to Heartland, within fifteen (15) days after any such meeting, with copies of the minutes of all regular and special meetings of the Board of Directors of MBI and the Bank and minutes of all regular and special meetings of any board or senior management committee of MBI and the Bank held on or after the date of this Agreement (except portions of such minutes that are devoted to the discussion of this Agreement or that, upon the advice of legal counsel, are otherwise privileged).

5.7    Monthly Financial Statements and Pay Listings. MBI shall furnish Heartland with MBI's and each Subsidiary's (including the Bank's) balance sheets as of the end of each calendar month after March 2013 and the related statements of income, within fifteen (15) days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest Balance Sheet and on a consistent basis during the periods involved and shall in all material respects present the financial positions of MBI, the Bank and each of the other Subsidiaries, respectively, as of the dates thereof and the results of operations of MBI, the Bank and each of the other Subsidiaries, respectively, for the periods then ended. MBI shall make available to Heartland MBI's and the Bank's payroll listings as of the end of each pay period after March 2013, within one week after the end of such pay period and MBI will, and will cause the Bank to, promptly furnish Heartland with true and complete copies of each Financial Report (FRY-9) of MBI filed with the FRB, and each Call Report of the Bank filed with the FDIC, prepared after the date of this Agreement as soon as such reports are filed.

5.8    Certain Loans and Related Matters. MBI will furnish to Heartland a complete and accurate list as of the end of each calendar month after March 2013, within fifteen (15) Business Days after the end of each such calendar month, of (a) all of the Bank's periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of the Bank classified as non-accrual, as restructured, as ninety (90) days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of the Bank with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by the Bank.

5.9    No Negotiation with Others. Neither MBI, the Bank nor any Subsidiary will, directly or indirectly, nor will they permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly encourage, solicit or initiate discussions or negotiations with or entertain, discuss or negotiate with, or provide any information to, or cooperate with, any corporation, partnership, person or other entity or group (other than Heartland or its Affiliates or associates or officers, partners, employees or other authorized representatives of Heartland or such Affiliates or associates) concerning any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving MBI, the Bank or any Subsidiary. Immediately upon receipt of any unsolicited offer, MBI will communicate to Heartland the terms of any proposal or request for information and the identity of the parties involved.

5.10    Title Insurance.

(a)    In preparation for the Closing, as soon as reasonably possible and in no event later than July 31, 2013, MBI will furnish to Heartland, at MBI's expense, with respect to each parcel of Operating Real Property that is Owned Real Property, a title commitment with respect to a ALTA Form 2006 Owner's Policy of Title Insurance (or equivalent policy acceptable to Heartland if the Owned Real Property is located in a state in which an ALTA Owner's Policy of Title Insurance is not available) issued by a title insurer satisfactory to Heartland.

(b)    If (i) any title commitment or other evidence of title, or search of the appropriate real estate records, discloses that any party other than MBI or the Bank has title to any of the Operating Real Property that is Owned Real Property; (ii) any title exception is disclosed in Schedule B to any title commitment that is not one of the Permitted Encumbrances or not one that MBI specifies when delivering the title commitment to Heartland that MBI will cause to be deleted from the title commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans and (B) any exceptions that Heartland reasonably believes could materially and adversely affect Heartland's use and enjoyment of the Operating Property described therein; or (iii) any survey (it being understood that MBI is under no obligation to obtain surveys in connection with this Agreement) discloses any matter that Heartland reasonably believes could materially and adversely affect Heartland's use and enjoyment of the Operating Property that is Owned Real Property described therein (a “Title Objection”), Heartland will notify MBI in writing (“Heartland Notice”) of such matters within fifteen (15) Business Days after receiving all of the title commitments for the Operating Real Property that is Owned Real Property covered thereby. MBI will use reasonable commerical efforts to cure each Title Objection (other than by payment of money) and take reasonable steps required by the title insurer to eliminate each Title Objection as an exception to the title commitment, or in the event it cannot so eliminate such Title Objection, to procure from the title insurer, at Heartland's direction and expense, title insurance coverage over such Objection on terms acceptable to MBI and Heartland. Matters not objected to by Heartland or that are insured in the manner aforesaid, will be deemed to be acceptable to Heartland.

5.11    MBI Stockholders' Meeting.

(a)    MBI will take all action necessary under all applicable Laws to obtain the Required MBI Stockholder Vote within four (4) Business Days of the date of this Agreement, either by obtaining the unanimous written consent of holders of MBI Common Stock, or by calling, giving notice of and holding a meeting of its stockholders to vote on a proposal to adopt this Agreement (the “MBI Stockholders' Meeting”).

(b)    The correspondence soliciting such written consent, or the notice of MBI Stockholders' Meeting or any accompanying proxy statement, will include a statement to the effect that the board of directors of MBI recommends that MBI's stockholders vote to adopt this Agreement (the recommendation of MBI's board of directors that MBI's stockholders vote to adopt this Agreement being referred to as the “MBI Board Recommendation”). The MBI Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the board of directors of MBI or any committee thereof to withdraw or modify MBI Board Recommendation in a manner adverse to Heartland may be adopted or proposed.

5.12    Resignation of Directors. Unless otherwise instructed in writing by Heartland, MBI will obtain and deliver to Heartland prior to the Closing Date (to be effective as of the Closing Date) the resignation of each director of the Bank and each of its Subsidiaries (in each case, in their capacities as directors and not as employees).

VI. Additional Covenants and Agreements

6.1    Regulatory Filings. Heartland and MBI will use all reasonable efforts and will cooperate with the other in the preparation and filing, as soon as practicable and in any event within ten (10) Business Days after the date of this Agreement, of all applications or other documents required to obtain regulatory approvals and consents from (i) the FRB under the BHCA, (ii) the FDIC under the Federal Deposit Insurance Act, (iii) the State Regulator under the Kansas Banking Code, K.S.A. Chapter 9, and (iv) any other applicable regulatory authorities, and provide copies of the non-confidential portions of such applications, filings and related correspondence to the other party. Prior to filing each application, or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, or other document and will discuss with the other party which portions of this Agreement shall be designated as confidential portions of such applications. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.2    Tax Matters. None of MBI, the Bank, the other Subsidiaries or Heartland will take any action that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

6.3    Filing of Tax Returns and Adjustments.

(a)    MBI, the Bank and the other Subsidiaries shall file (or cause to be filed) at their own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Closing Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date; provided, however, that neither MBI, the Bank nor any other Subsidiary shall file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Heartland; provided, further, that neither MBI, the Bank nor any other Subsidiary shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Heartland, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by Heartland results in additional Taxes owing for any Tax period ending on or before the Closing Date, liability for such additional Taxes shall not cause any representation of MBI relating to Taxes to be untrue. MBI shall provide Heartland with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of MBI, the Bank and the other Subsidiaries (including returns of all Plans) at least five (5) days before the due date for filing such return or election and shall reasonably cooperate with any reasonable request by Heartland in connection therewith.

(b)    Heartland will file (or cause to be filed) all Tax returns of MBI, the Bank and the other Subsidiaries due after the Closing Date. After the Closing Date, Heartland, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of MBI, the Bank and the other Subsidiaries for all Tax periods. To the extent Heartland amends any such Tax returns, other than an amendment at the request of the applicable federal, state, local or foreign Tax authority, and such amendment results in additional Taxes owing for any Tax period ending on or before the Closing Date, such additional Taxes shall not cause any representation of MBI relating to Taxes to be untrue. Heartland shall provide Stockholders' Representatives Tax returns that result in additional Taxes owing for any Tax period ending on or before the Closing Date at least five (5) days before the due date for filing such Tax return. Heartland shall allow the Stockholders' Representatives to comment on any Tax returns filed after the Closing Date, including any amended Tax returns.

6.4    Employee Matters. Employees of MBI, the Bank and its Subsidiaries will continue as employees on the Closing Date, subject to the right to terminate the employment of such employees in accordance with law.

6.5    Employment; Employee Benefits.

(a)    Nothing in this Agreement will be construed to create a right in any employee of MBI, the Bank or any other Subsidiary to employment with Heartland as the Surviving Corporation or any other Subsidiary of Heartland (including, after the Merger, the Bank), and, subject to any agreement between an employee and Heartland, or any other Subsidiary of Heartland (including, after the Merger, the Bank), the employment of each employee of MBI, the Bank or any other Subsidiary who continues employment with Heartland, or any Subsidiary of Heartland (including the Bank) after the Closing Date (a “Continuing Employee”) will be “at will” employment.

(b)    Each Continuing Employee will be eligible to continue to participate in Heartland's health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 6.5(b) or elsewhere in this Agreement will limit the right of Heartland, or any of its Subsidiaries to amend or terminate any such health, vacation or other employee benefit plan at any time. With respect to employee benefit plans, if any, of Heartland or its Subsidiaries in which Continuing Employees become eligible to participate after the Closing Date (the “Heartland Plans”), Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (i) with respect to each Heartland Plan that is a medical or health plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Benefit Plan in which such Continuing Employee was an active participant immediately prior to his or her transfer to Heartland Plan; (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Benefit Plan in which such Continuing Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to Heartland Plan (to the same extent such credit was given under the analogous Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) recognize service of the Continuing Employees with MBI (or their respective predecessors) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the Continuing Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Benefit Plan prior to such transfer; provided, however, that the foregoing will not apply to the extent it would result in duplication of benefits. Nothing in this paragraph will be interpreted to require Heartland to provide for the participation of any Continuing Employee in any Heartland Plan.

(c)    Heartland will honor the employment agreements (subject to its right of to amend and/or terminate such agreements pursuant to the terms thereof) set forth in Confidential Schedule 6.5(c).

(d)    Heartland will honor the accrued benefits under each of MBI's non-qualified deferred compensation and retirement plans.

6.6    Board of Directors. Prior to the Closing Date, Heartland will cause the board of directors of Heartland to be increased by one director and, subject to the proper exercise by the Board of Directors of their fiduciary obligations in electing directors to fill vacancies, cause Kurt M. Saylor to be elected as a director of Heartland as of the Closing Date. If Kurt M. Saylor is not able to serve as a director of Heartland as of the Closing Date, MBI's board of directors will have the right to designate one Person as a substitute.

6.7    Lease with Saylor Insurance Service, Inc. Effective as of Closing, Heartland will cause the Bank to enter into a real estate lease in the form of the attached Confidential Exhibit E.

6.8    Conditions. Heartland will use its best efforts to cause the conditions set forth in Section 7.2 to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

VII. Conditions to Closing

7.1    Conditions to Heartland's Obligations. The obligation of Heartland to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in

Heartland's sole discretion (but no such waiver will waive any rights or remedy otherwise available to Heartland), of each of the following conditions at or prior to the Closing:

(a)    The representations and warranties set forth in Article III (i) that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date (without taking into account any supplemental disclosures after the date of this Agreement by MBI or the discovery of information by Heartland), and except that, for purposes of this clause (ii), none of the following changes shall be taken into account in determining whether there has been a Material Adverse Effect between the date of this Agreement and Closing: (a) changes that generally affect the banking business as a whole; (b) changes in the economy or financial or securities markets in the United States in general; (c) changes that are the direct result of acts of war, terrorism or natural disasters in the United States;(d) changes in GAAP; (e) changes in Law or regulation; (f) changes caused by the announcement of this Agreement or actions or omissions required by this Agreement; or (g) failure by MBI to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period (provided that this exception (g) shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect), provided, however, that the foregoing clauses (a) through (e) shall not apply if such effect, change, event, development or circumstance disproportionately adversely affects MBI and its Subsidiaries, taken as a whole, compared to other Persons that operate in the banking industry.

(b)    MBI and the stockholders of MBI will have performed and complied with each of its agreements contained in this Agreement and the Inducement Agreement;

(c)    This Agreement will have been duly adopted by the Required MBI Stockholder Vote;

(d)    The Regulatory Approvals shall have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods shall have lapsed. None of such Regulatory Approvals shall contain any conditions or restrictions that Heartland reasonably believes will materially restrict or limit the business or activities of Heartland, MBI, the Bank or the other Subsidiaries or have a Material Adverse Effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of Heartland and its subsidiaries, taken as a whole, on the one hand, or MBI, the Bank and the Subsidiaries, taken as a whole, on the other hand;

(e)    Each Required Consent will have been obtained and be in full force and effect and such actions as Heartland's counsel may reasonably require will have been taken in connection therewith;

(f)    Heartland will have received evidence satisfactory to it that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Inducement Agreement or any of the Ancillary Agreements, (iii) seeking to prohibit direct or indirect ownership, combination or operation by Heartland of any portion of the business or assets of MBI, the Bank or any other Subsidiary, or to compel Heartland or any of its Subsidiaries or MBI, the Bank or any other Subsidiary to dispose of, or to hold separately, or to make any change in any portion of the business or assets of Heartland or its Subsidiaries or of MBI or its Subsidiaries, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by Heartland of, or to impose material limitations on the ability of Heartland to exercise full rights of ownership of, MBI or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on Heartland or MBI or any of their respective officers or directors;

(g)    No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(f);

(h)    No Person will have asserted or threatened that, other than as set forth in the Confidential Disclosure Schedule, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, MBI, the Bank or any other Subsidiary or (ii) is entitled to all or any portion of the Aggregate Merger Consideration;

(i)    Heartland will have received and will have been satisfied with the title commitments described in Section 5.10 and all Title Objections shall have been resolved to its satisfaction; and

(j)    MBI will have delivered each of the agreements, certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.4(b)(i) and such agreements so delivered will be in full force and effect.

7.2    Conditions to MBI's Obligations. The obligation of MBI to take the actions required to be taken by it at the Closing is subject to the satisfaction or waiver, in whole or in part, in MBI's sole discretion (but no such waiver will waive any right or remedy otherwise available under this Agreement), of each of the following conditions at or prior to the Closing:

(a)    The representations and warranties set forth in Article IV (i) that are not subject to materiality qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) that are subject to materiality qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date;

(b)    Heartland will have performed and complied with its agreements contained in this Agreement;

(c)    The Regulatory Approvals shall have been obtained and all applicable waiting periods shall have expired;

(d)    No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(e)    Heartland will have delivered each of the certificates, instruments and other documents that it is obligated to deliver pursuant to Section 2.4(b)(ii); and

(f)    Heartland shall not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

VIII. Termination
8.1    Termination. This Agreement may be terminated prior to the Closing:

(a)    by the mutual written consent of Heartland and MBI;

(b)    by MBI, if

(i)    Heartland has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect, and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by MBI to Heartland;

(ii)    the transactions contemplated by this Agreement are not consummated or before October 31, 2013 (the “Termination Date”); provided, that MBI will not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii) if (x) MBI's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, or (y) MBI has refused, after satisfaction of the conditions set forth in Section 7.2, to agree to a Closing Date in accordance with Section 2.4(a);

(iii)    a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(iv)    any of the conditions set forth in Section 7.2 will have become impossible to satisfy;

(v)    the Weighted Average Closing Price exceeds $32.50; or

(vi)    the Regulatory Approvals have not been obtained as of three (3) Business Days prior to the Termination Date (other than through the failure of MBI to comply with its obligations under this Agreement, including the obligations set forth in Section 6.1).

(c)    by Heartland, if

(i)    MBI or any party to the Inducement Agreement has or will have breached any representation, warranty or agreement contained in this Agreement or the Inducement Agreement in any material respect, and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to MBI or any party to the Inducement Agreement;

(ii)    the transactions contemplated by this Agreement are not consummated on or before the Termination Date; provided, that Heartland will not be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if (x) Heartland's failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Section 7.2, to agree to a Closing Date in accordance with Section 2.4(a);

(iii)    this Agreement will not been duly adopted by the Required MBI Stockholder Vote as required by Section 5.11;

(iv)    a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that that would reasonably be expected to result directly or indirectly, in any of the consequences referred to in Section 7.1(f);

(v)    any of the conditions set forth in Section 7.1 will have become impossible to satisfy;

(vi)    Heartland will have discovered any fact or circumstance existing as of the date of this Agreement that has not been previously disclosed on the Confidential Disclosure Schedule that has a Material Adverse Effect;

(vii)    the Weighted Average Closing Price is less than $17.50; or

(viii)    the Adjusted Tangible Common Equity is less than $42,000,000.00.

8.2    Effect of Termination. Except as provided in Section 8.3, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no Liability under this Agreement on the part of Heartland, MBI or any of their respective representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Section 8.3, nothing herein shall relieve any party from liability for the breach of any of its covenants or agreements set forth in this Agreement.

8.3    Termination Payments.

(a)    If this Agreement is terminated by MBI in accordance with Section 8.1(b)(i) and Heartland has willfully breached any representation, warranty or agreement contained in this Agreement in any material respect, and provided MBI is in material compliance with all of its material obligations under this Agreement, then Heartland shall pay to MBI, within five (5) Business Days of such termination, the sum of $1,000,000 which shall be in lieu of any other Liability under this Agreement on the part of Heartland to MBI.

(b)    If this Agreement is terminated by Heartland in accordance with Section 8.1(c)(i) and MBI has willfully breached any representation, warranty or agreement contained in this Agreement in any material respect, and provided Heartland is in material compliance with all of its material obligations under this Agreement, then MBI shall pay to Heartland, within five (5) Business Days of such termination, the sum of $1,000,000 in lieu of any other Liability under this Agreement on the part of MBI to Heartland.

IX. General

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with MBI, the Bank or any other Subsidiary, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland and MBI shall jointly agree; provided, however, that Heartland and MBI shall each be entitled to make such public filings with respect to such transactions as are required, upon reasonable advice of counsel, by Law. Heartland will have the right to be present for any in-Person announcement by MBI. Unless consented to by Heartland or required by Law, MBI will keep, and will cause each of its Subsidiaries to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2    Expenses. Except as otherwise expressly provided for in this Agreement, MBI, on the one hand, and Heartland, on the other hand, will each pay all expenses incurred by each of them in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).

9.3    Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

9.4    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Heartland and MBI will, unless another address is specified in writing, be sent to the address indicated below:
If to Heartland:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone: (563) 589-1994
FAX: (563) 589-1951

Attention:	Lynn B. Fuller, President, Chief Executive Officer, and Chairman; and
Michael Coyle, Executive Vice President, General Counsel

e-mail:	lfuller@htlf.com
mcoyle@htlf.com
With a copy to:
Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500

Minneapolis, Minnesota 55402-1391
Attention: Thomas Martin
Telephone: (612) 340-8706
Fax: (612) 340-8706
e-mail: martin.tom@dorsey.com

If to MBI:
Morrill Bancshares, Inc.
6740 Antioch
Merriam, KS 66204
Telephone: (913) 677-4500
Fax: (913) 677-4499

Attn: Kurt M. Saylor, Chief Executive Officer
and Chairman
e-mail: kurtsaylor@mjbtrc.com

With a copy to:
Stinson Morrison Hecker LLP
1201 Walnut Street
Kansas City, Missouri 64106
Attention: C. Robert Monroe
Telephone: (816) 691-3351
Fax: (816) 412-8117
e-mail: bmonroe@stinson.com

9.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.6    Privilege and Related Matters. Heartland acknowledges that MBI is a closely-held corporation and that one or more stockholders of MBI may require legal counsel with respect to this Agreement, the Confidentiality Agreement, the Inducement Agreement and/or the Merger after the Closing. Heartland further acknowledges that Stinson Morrison Hecker LLP has represented MBI and is adverse to Heartland in the Merger. As a consequence, from and after the Closing, the parties agree that: (a) the holder of the privilege with respect to any discussions on or prior to the Closing Date with Stinson Morrison Hecker LLP, relative to the Merger will be the stockholders of MBI and Heartland (as successor to MBI) shall not have any rights thereto; and (b) that none of the parties shall take any action to attempt to disqualify Stinson Morrison Hecker LLP from representing the stockholders of MBI in connection with any dispute relating to this Agreement, the Confidentiality Agreement, the Inducement Agreement or the Merger based on the representation by Stinson Morrison Hecker LLP of MBI in connection therewith on or prior to the Closing Date.

9.7    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.8    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.9    Complete Agreement. This Agreement, the Confidentiality Agreement, and the Inducement Agreement contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. Each party acknowledges that the other party has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.10    Schedules. All exhibits and schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Confidential Disclosure Schedule contains a series of schedules corresponding to the sections contained in Article III. Any item or matter disclosed in any section of the Confidential Disclosure Schedule will be deemed to be fully disclosed for all purposes in all other sections of the Confidential Disclosure Schedule in which it should have been disclosed, to the extent sufficient details are set forth in the section in which such matter is disclosed to make the application of such matter to other sections readily apparent. The mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. The inclusion of information in the Confidential Disclosure Schedule is not to be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any Person. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party may use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a schedule is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person may use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the schedules is or is not in the Ordinary Course of Business.

9.11    Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature.

9.12    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.13    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of MBI, the Bank and the other Subsidiaries, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that the party seeking the injunction provide any bond or other security). The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.14    Jurisdiction. Subject to the procedures specified Article II, each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

9.15    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH

PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.15.

9.16    Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” A statement that an action has not occurred in the past means that it is also not presently occurring. When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, set forth disclosed or described means that it is correctly listed, set forth disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

9.17    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.18    Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys' fees and costs incurred therein.

IN WITNESS WHEREOF, Heartland and MBI have executed this Merger Agreement as of the date first above written.

HEARTLAND FINANCIAL USA, INC.	MORRILL BANCSHARES, INC.

/s/ Lynn B. Fuller	/s/ Kurt M. Saylor
By: Lynn B. Fuller, President, Chief	By: Kurt M. Saylor, Chief Executive
Executive Officer, and Chairman	Officer and Chairman

EXHIBIT B1
CERTIFICATE OF MERGER
OF
MORRILL BANCSHARES, INC.
INTO
HEARTLAND FINANCIAL USA, INC.

Pursuant to section 252 of the Delaware General Corporation Law, the undersigned Chairman, President and Chief Executive Officer of Heartland Financial USA, Inc., a Delaware corporation, hereby certifies that:
1.    The constituent corporations are: Morrill Bancshares, Inc., a Kansas corporation and Heartland Financial USA, Inc., a Delaware corporation.
2.    An agreement of merger has been adopted, approved, executed, certified and acknowledged by each of the constituent corporations in accordance with section 252(c) of the Delaware General Corporation Law.
3.    The surviving corporation shall be Heartland Financial USA, Inc.
4.    The certificate of incorporation of Heartland Financial USA, Inc. shall be the certificate of incorporation of the surviving corporation.
5.    The executed agreement of merger is on file at the principal office of Heartland Financial USA, Inc. at 1398 Central Avenue, Dubuque, IA 52001.
6.    A copy of the agreement of merger will be furnished by Heartland Financial USA, Inc., on request and without cost, to any stockholder of any constituent corporation.
7.    The authorized capital stock of Morrill Bancshares, Inc. is 10,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.
8.    This certificate of merger shall become effective at _____ a.m./p.m. on _______ ___, 2013
IN WITNESS WHEREOF, Heartland Financial USA, Inc. has caused this certificate to be executed by Lynn B Fuller, its Chairman, President and Chief Executive Officer, this _____ day of _____, 2013.

HEARTLAND FINANCIAL USA, INC. By: _________________________________________________ Lynn B. Fuller, Chairman, President and Chief Executive Officer

EXHIBIT B2
CERTIFICATE OF MERGER
OF
MORRILL BANCSHARES, INC.
INTO
HEARTLAND FINANCIAL USA, INC.

Pursuant to section 17-6702 of the Kansas General Corporation Law, the undersigned Chairman, President and Chief Executive Officer of Heartland Financial USA, Inc., a Delaware corporation, hereby certifies that:
1.    The constituent corporations are: Morrill Bancshares, Inc., a Kansas corporation and Heartland Financial USA, Inc., a Delaware corporation.
2.    An agreement of merger has been adopted, approved, executed, certified and acknowledged by each of the constituent corporations in accordance with Section 17-6702 of the Kansas General Corporation Code.
3.    The surviving corporation shall be Heartland Financial USA, Inc.
4.    The certificate of incorporation of Heartland Financial USA, Inc. shall be the certificate of incorporation of the surviving corporation.
5.    The executed agreement of merger is on file at the principal office of Heartland Financial USA, Inc. at 1398 Central Avenue, Dubuque, IA 52001.
6.    A copy of the agreement of merger will be furnished by Heartland Financial USA, Inc., on request and without cost, to any stockholder of any constituent corporation.
7.    Heartland Financial USA, Inc., hereby agrees that it may be served with process in the State of Kansas in any proceeding for enforcement of any obligation of any constituent corporation, as well as for enforcement of any obligation of the Heartland Financial USA, Inc. arising from the merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 17-6712 of the Kansas General Corporation Code, and amendments thereto, and Heartland Financial USA, Inc. hereby irrevocably appoints the Secretary of State of the State of Kansas as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Kansas to Heartland Financial USA, Inc. is 1398 Central Avenue, Dubuque, IA 52001, Attention: General Counsel.
8.    This certificate of merger shall become effective at _____ a.m./p.m. on _______ ___, 2013.
(Signature page for certificate of merger follows)

IN WITNESS WHEREOF, Heartland Financial USA, Inc. has caused this certificate to be executed by Lynn B Fuller, its Chairman, President and Chief Executive Officer, this _____ day of _____, 2013.

HEARTLAND FINANCIAL USA, INC. By: _________________________________________________ Lynn B. Fuller, Chairman, President and Chief Executive Officer

INDUCEMENT AGREEMENT
This INDUCEMENT AGREEMENT (this “Agreement”) is made as of June 12, 2013, by and among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and the stockholders of Morrill Bancshares, Inc., a Kansas corporation (the “MBI”), whose signatures actually appear on the signature page to this Agreement (each a “Stockholder” and collectively the “Stockholders”). Capitalized terms that are used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement (as defined below).
Recitals
WHEREAS, as an inducement for Heartland to enter into a Merger Agreement with MBI, to be dated as of the date of this Agreement (the “Merger Agreement”), providing for the merger of MBI with and into Heartland, the Stockholders are entering into this Agreement with Heartland.
WHEREAS, the Stockholders own in the aggregate 88.76% of the issued and outstanding common stock, $1.00 par value per share of MBI (“MBI Common Stock”) as set forth on the signature page to this Agreement.
WHEREAS, the Stockholders desire that MBI and Heartland enter into the Merger Agreement and consummate the Merger contemplated by the Merger Agreement and are willing to enter into this Agreement to induce Heartland to enter into the Merger Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Agreement to Vote. At such time as MBI convenes a meeting of, solicits written consents from or otherwise seeks a vote of MBI's stockholders for the purpose of considering the Merger Agreement or the Merger, each Stockholder agrees to vote all shares of MBI Common Stock owned by such Stockholder and entitled to vote thereon (whether held directly or beneficially and whether now owned or hereafter acquired) in favor of the Merger Agreement and the Merger and all other actions necessary or desirable for the consummation of the Merger. If MBI convenes a meeting of, solicits written consents from or otherwise seeks a vote of MBI's stockholders with respect to any Acquisition Proposal (as that term is defined in Section 5 below) or any other matter that may contradict any provision of the Merger Agreement or may make it more difficult or less desirable for Heartland to consummate the Merger, each Stockholder agrees to vote all shares of MBI Common Stock owned by such Stockholder against such Acquisition Proposal or any such matter and not to vote any shares of MBI Common Stock in any manner that otherwise supports such Acquisition Proposal. Each Stockholder agrees not to tender, sell or otherwise transfer such Stockholder's shares of MBI Common Stock to any third party without Heartland's consent.

2.Transfer of Shares. Stockholder shall not, except in connection with the Merger or as the result of the death of Stockholder, directly or indirectly assign, sell, transfer, tender, pledge, hypothecate, or grant, create or suffer a lien or encumbrance in or upon, or give, place in trust or otherwise dispose

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(including transfer by testamentary or intestate succession or by operation of law) any of MBI Common Stock, or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing or discuss, negotiate, make an offer or enter into an agreement, commitment or other arrangement with respect thereto, unless each Person to which any of such MBI Common Stock, or any interest in any of such MBI Common Stock, is or may be transferred shall have (i) executed a counterpart of this Agreement and (ii) agreed in writing to hold such MBI Common Stock (or interest in such MBI Common Stock) subject to all of the terms and provisions of this Agreement.

Without limiting the generality of the foregoing, Stockholder has not entered into any voting agreement (other than this Agreement and that certain First Amended and Restated Shareholders' Buy-Sell Agreement, effective as of October 26, 2004) with any person or entity with respect to any of MBI Common Stock, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of MBI Common Stock, deposited any of MBI Common Stock in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting his legal power, authority or right to vote MBI Common Stock on any matter.
3.Limitation. Each Stockholder will retain at all times the right to vote such Stockholder's shares of MBI Common Stock in that Stockholder's sole discretion on all matters, other than those set forth in Section 1, that are at any time or from time to time presented for consideration by MBI's stockholders generally.

4.Waiver of Rights of Appraisal. Stockholder waives any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Stockholder may have.

5.No Negotiation. Each Stockholder will not, and will use his, her or its best efforts to cause MBI and its officers, directors, employees, agents, representatives and affiliates not to, directly or indirectly, solicit, initiate or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees, representatives, agents or affiliates) relating to any liquidation, dissolution, recapitalization, tender or exchange offer, solicitation of proxies, merger, consolidation or acquisition of all or a material portion of the assets of, or any equity interest in, MBI or any Subsidiary or other similar transaction or business combination involving MBI or any Subsidiary other than with Heartland (an “Acquisition Proposal”), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Each Stockholder will promptly notify Heartland if such Stockholder becomes aware of any such Acquisition Proposal, or any inquiry from or contact with any person with respect thereto, is made and will promptly provide Heartland with such information regarding such Acquisition Proposal, inquiry or contact as Heartland may request. Each Stockholder will not, and will use his, her or its best efforts to cause MBI and its officers, directors, employees, agents, representatives and affiliates not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any proposal made by any person, entity or group (other than

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Heartland) relating to any of the foregoing. Without limiting the foregoing, each of the Stockholders understands and agrees that any violation of the restrictions set forth in this Section 5 by any Stockholder, whether or not such Stockholder is purporting to act on behalf of MBI or otherwise, will be deemed to be a breach of the Merger Agreement.

6.Investment. Each Stockholder (a) understands that the shares of Heartland Common Stock being acquired by such Stockholder have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring such shares of Heartland Common Stock solely for such Stockholder's own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Heartland and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Heartland Common Stock; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Heartland Common Stock; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.

7.Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Heartland that, as to such Stockholder:

(a)If such Stockholder is not a natural person, it has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms, subject to the Remedies Exception.

(b)The number of shares MBI Common Stock owned by each Stockholder as of the date of this Agreement is set forth opposite such Stockholder's name on the signature page of this Agreement.

8.Best Efforts. Each Stockholder will use his, her or its best efforts to cause MBI to comply with MBI's agreements set forth in the Merger Agreement, to cause the conditions set forth in the Merger Agreement to be satisfied and to consummate the transactions contemplated by the Merger Agreement as soon as reasonably possible.

9.Confidentiality. Stockholder recognizes that successful consummation of the transactions contemplated by the Merger Agreement may be dependent upon confidentiality with respect to the matters referred to in this Agreement. In this connection, pending public disclosure, each Stockholder agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel and advisors, if any) without the prior written consent of Heartland and MBI, except for such disclosures that Stockholder's counsel advises are necessary in order to fulfill any legal requirement, in which event Stockholder shall give notice of such disclosure to Heartland and MBI as promptly as practicable so that Heartland and MBI may seek a protective order from a court of competent jurisdiction with respect to such disclosures.

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10.Indemnification

(a)Each Stockholder will, jointly and severally, indemnify in full each of Heartland, MBI, the Bank and the other Subsidiaries, and their officers, directors, employees, agents, stockholders and Affiliates (collectively, the “Heartland Indemnified Parties”, and each a “Heartland Indemnified Party”) and hold it harmless against any Litigation, Governmental Order, complaint, claim, demand, damage, deficiency, penalty, fine, cost, amount paid in settlement, liability, obligation, Tax, Encumbrance, loss, expense or fee, including court costs and reasonable attorneys' fees and expenses (“Loss”), whether incurred before or after the Closing, but prior to the Applicable Date referred to in Section 10(d) (the magnitude of any such Loss to be determined without regard to any qualification for “materiality,” “Material Adverse Effect,” in “all material respects” or similar qualifications), arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of MBI contained in the Merger Agreement or in the Confidential Disclosure Schedule as the same may be brought down to the Closing Date or any closing certificate delivered by or on behalf of MBI pursuant to the Merger Agreement, and regardless of whether such representations and warranties survive the Closing, (ii) any breach of any of the agreements of MBI contained in the Merger Agreement of which the Executive Officers of Heartland had no knowledge, (iii) any liability of MBI, the Bank or any Bank Subsidiary for Taxes incurred, or with respect to periods ending, on or prior to the Closing Date that was not accrued for in the Determination Balance Sheet; (iv) any Employee Plan established or maintained by the Bank or any other Subsidiary or by MBI for the Bank; (v) any breach or inaccuracy in any of the representations and warranties of such Stockholder contained in this Agreement, and (vi) any breach of any of the agreements of the Stockholder contained in Sections 10 through 12 of this Agreement, or any breach of the agreements contained Sections 1 through 9 of this Agreement prior to the Closing (collectively, “Buyer Losses”). For purpose of clause (ii) above, the Executive Officers of Heartland shall include only Lynn B. Fuller, John K. Schmidt, Michael J. Coyle, Greg Russell and David L. Horstmann, and the Stockholders shall have the burden of proving knowledge of one or all such Executive Officers.

(b)Stockholders will indemnify the Heartland Indemnified Parties for Buyer Losses (i) resulting from breaches or inaccuracies of Sections 3.1, 3.2, 3.4 through 3.22 and Sections 3.24 through 3.26 of the Merger Agreement and (ii) pursuant to Sections 10(a)(iii), 10(a)(iv) or 10(a)(v) only if the aggregate amount of all Buyer Losses attributable to clauses (i) and (ii) exceeds $300,000 (the “Basket Amount”), in which case Stockholders will be liable only for the aggregate amount of all such Buyer Losses in excess of the Basket Amount.

(c)The aggregate liability of all Stockholders shall not exceed $3,000,000 for Buyer Losses, except for Buyer Losses pursuant to Section 10(a)(vi) (the “Cap Amount”). Each Stockholder agrees to contribute to the liability for Buyer Losses of each other Stockholder pursuant to this Section 10 in proportion to the ratio of the number of shares of MBI Common Stock held by such Stockholder, to all outstanding shares of MBI Common Stock, in each case immediately prior to the Closing Date.

(d)If any Heartland Indemnified Party has a claim for indemnification under this Section 10, the Heartland Indemnified Party will deliver to the Stockholders' Representatives one or more written notices of Buyer Losses (each a “Heartland Claim”), prior to the close of business on the three hundred

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and ninety fifth (395) day after the Closing Date, except that such Heartland Claim (i) related to a Buyer Loss resulting from breaches or inaccuracies of Section 3.3 (capitalization and ownership) of the Merger Agreement may be delivered at any time prior to the expiration of the applicable statute of limitation, (ii) related to a breach of the covenant contain in Section 11 of this Agreement by any Stockholder may be delivered at any time prior to the fourth anniversary of the Closing Date, or (iii) arising under Section 10(a)(iii) (taxes) may be delivered at any time prior to the third anniversary of the date on which the final federal income tax return for MBI is filed with the IRS, or an amendment to any return filed prior to the Closing Date. Stockholders will have no liability under this Section 10 unless the written notices required by the preceding sentence are given by the date specified (such dates referred to in this Agreement as the "Applicable Date"). Any Heartland Claim will state in reasonable detail the basis for such Buyer Losses to the extent then known by the Heartland Indemnified Party and the nature of the Loss for which indemnification is sought, and it may state the amount of the Loss claimed. If such Heartland Claim (or an amended Heartland Claim) states the amount of the Loss claimed and Stockholders' Representatives notify the Heartland Indemnified Party that the Stockholders' Representatives do not dispute the claim described in such notice or fail to notify the Heartland Indemnified Party within twenty (20) Business Days after delivery of such notice by the Heartland Indemnified Party whether Stockholders dispute the claim described in such notice, the Loss in the amount specified in the notice from the Heartland Indemnified Party will be admitted by the Stockholders (an “Admitted Claim”), and the Stockholders will pay the amount of such Loss to the Heartland Indemnified Party. If the Stockholders' Representatives have timely disputed the liability of Stockholders with respect to a Heartland Claim (or an amended Heartland Claim) stating the amount of a Loss claimed, the Stockholders' Representatives and the Heartland Indemnified Party will proceed in good faith to negotiate a resolution of such dispute. If a claim for indemnification has not been resolved within 30 days after delivery of the Stockholders' Representatives' notice, the Heartland Indemnified Party may seek judicial recourse. If a Heartland Claim does not state the amount of the Loss claimed, such omission will not preclude the Heartland Indemnified Party from recovering from Stockholders the amount of the Loss described in such Heartland Claim if any such amount is subsequently provided in an amended Heartland Claim. In order to assert its right to indemnification under this Section 10, no Heartland Indemnified Party will be required to provide any notice except as provided in this Section 10(d).

(e)Stockholders will pay the amount of any Loss to a Heartland Indemnified Party within ten (10) Business Days following the determination of Stockholders' liability for and the amount of a Loss (whether such determination is made pursuant to the procedures set forth in this Section 10, by agreement between a Heartland Indemnified Party and Stockholders' Representative, by arbitration award or by final adjudication, but only when the determination is not the subject of a good faith appeal or review).

(f) Subject to the limitations set forth in Section 10(c) with respect to the Cap Amount, the Stockholders will, jointly and severally, indemnify, defend and hold harmless each of the Heartland Indemnified Parties against any Buyer Loss arising from, relating to or constituting any Litigation instituted by any third party that would constitute, or arises out of an action that constitutes, a Buyer Loss (any such third party action or proceeding being referred to as a “Third Party Action”); provided that a Heartland Indemnified Party gives the Stockholders' Representatives written notice of the commencement of a Third Party Action by the Applicable Date. The complaint or other papers pursuant to which the third

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party commenced such Third Party Action will be attached to such written notice. The failure to give prompt written notice will not affect any Heartland Indemnified Party's right to indemnification unless such failure has materially and adversely affected Stockholders' ability to defend successfully such Third Party Action.

(i)Stockholders will contest and defend such Third Party Action on behalf of any Heartland Indemnified Party that requests that they do so. Notice of the intention to so contest and defend will be given by the Stockholders' Representatives to the requesting Heartland Indemnified Party within 20 business days after the Heartland Indemnified Party's notice of such Third Party Action (but, in all events, at least five business days prior to the date that a response to such Third Party Action is due to be filed). Such contest and defense will be conducted by reputable attorneys retained by Stockholders. A Heartland Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Heartland Indemnified Party elects to participate in such defense, the Heartland Indemnified Party will cooperate with Stockholders in the conduct of such defense. A Heartland Indemnified Party will cooperate with Stockholders to the extent reasonably requested by Stockholders in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of the Heartland Indemnified Party if relevant to the defense of such Third Party Action; provided, that such cooperation will not unduly disrupt the operations of the business of the Heartland Indemnified Party or cause the Heartland Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Heartland Indemnified Party to become public.

(ii)If a Heartland Indemnified Party requests that the Stockholders contest and defend a Third Party Action and the Stockholders fail to promptly assume such defense, or if a Heartland Indemnified Party reasonably determines that the Stockholders are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Heartland Indemnified Party at any time after requesting Stockholders to do so, a Heartland Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing all at the Stockholders' cost and expense. The Stockholders will pay as incurred (no later than 25 days after presentation) the fees and expenses of the counsel retained by such Heartland Indemnified Party.

(iii)Neither a Heartland Indemnified Party nor the Stockholders may concede, settle or compromise any Third Party Action without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy or (ii) if the subject matter of a Third Party Action relates to the ongoing business of any Heartland Indemnified Party, which Third Party Action, if decided against any Heartland Indemnified Party, would materially adversely affect the ongoing business or reputation of any Heartland Indemnified Party, the Heartland Indemnified Party alone will be entitled to settle such Third Party Action in

6

the first instance and, if the Heartland Indemnified Party does not settle such Third Party Action, the Stockholders will then have the right to contest and defend (but not settle) such Third Party Action.

(g)Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement will survive the Closing.

(h)Payments by a Stockholder pursuant to Sections 10(a) or 10(f) in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds received by the Heartland Indemnified Party in respect of such Loss. Any payment to a Heartland Indemnified Party under this Section 10 will be, for Tax purposes, to the extent permitted by Law, an adjustment to the Purchase Price. In calculating any Loss, the amount will be increased to give effect to any Tax related to the receipt of any payment and the amount will be decreased to give effect to any benefit related to the increase of such Loss based upon the present value of the future tax benefits.

(i)Prior to or in connection with the Closing, the parties will have available to them all remedies available at law or in equity, including specific performance or other equitable remedies. After the Closing, the rights set forth in Sections 10(a) and 10(f) will be the exclusive remedy for breach or inaccuracy of any of the representations and warranties contained in this Agreement or the Merger Agreement and will be in lieu of contract remedies, but the parties otherwise will have available to them all other remedies available at law or in equity. Notwithstanding the foregoing, nothing in this Agreement will prevent any party from bringing an action based upon fraud or willful misconduct by the other party in connection with this Agreement. In the event such action is brought, the prevailing party's attorneys' fees and costs will be paid by the non-prevailing party.

11.Covenant against Competition/Solicitation.

(a)Except on behalf of, or at the direction of Heartland, for a period of 36 months after the Closing Date, no Stockholder will, directly or indirectly, engage in business as, or own an interest in, any individual proprietorship, partnership, corporation, limited liability company, joint venture, or any other form of business entity, whether as an individual proprietor, partner, shareholder, member, manager, joint venturer, officer, director, consultant, finder, broker, employee, or in any other manner whatsoever, if such entity is engaged in whole or in part in Restricted Activities; provided, however, that nothing contained in this paragraph shall be deemed to prohibit a Stockholder from making passive investments in any publicly held company provided that the Stockholder's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class. “Restricted Activities” means (i) any commercial banking, loan production or deposit production activities within Atchison, Brown, Johnson, Pottawatomie, Nemaha or Doniphan counties, Kansas, Jackson county, Missouri, within the Kansas City Metropolitan Statistical Area, or within fifty (50) miles of any office of the Bank that is open as of the Closing (the “Region”) or (ii)  targeted solicitations of the Bank's customers (the “Restricted Customers”) for products of the type offered by the Bank (the “Restricted Products”); but “targeted

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solicitations” do not include general solicitations that are a part of a national marketing campaign.

(b)    Except on behalf of, or at the direction of Heartland, or with the specific written consent of the Chief Executive Officer or Chief Operating Officer of Heartland, for a period of 36 months after the Closing Date, no Stockholder will, without the consent of the Heartland, directly contact any employee of the Bank for the purpose of hiring or re-hiring that employee, unless such employee has not worked for Heartland or the Bank for six (6) months at the time of such contact and Stockholders desire to hire that employee for activities not prohibited by Section 11(a) of this Agreement.
(c) Notwithstanding the covenants against competition/solicitation in this Section 11, Heartland agrees that the Stockholders may continue to own the majority interest in Saylor Insurance Agency, Inc., located in Sabetha, Kansas (the "Agency"), so long as the Agency does not operate or solicit business within the Kansas City Metropolitan Statistical Area.
12.Capacity. The parties agree that the Stockholders are executing this Agreement solely in their capacity as stockholders of MBI. Nothing contained in this Agreement is intended to affect the exercise of the Stockholders' fiduciary duties as officers or directors of MBI.

13.Further Assurances. Each Stockholder will, upon the request of Heartland, execute and deliver such documents and take such action reasonably requested by Heartland to effectuate the purposes of this Agreement and to consummate the transactions contemplated by the Merger Agreement.

14.Termination. This Agreement will terminate upon termination of the Merger Agreement.

15.Expenses. Each party will pay its own expenses incurred in connection with this Agreement.

16.Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) Business Days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Heartland and Stockholders will, unless another address is specified in writing, be sent to the address indicated below:

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If to Heartland:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone: (563) 589-1994
FAX: (563) 589-1951
Attention: Lynn B. Fuller, President, Chief Executive Officer, and Chairman; and
Michael Coyle, General Counsel
e-mail: lfuller@htlf.com
             mcoyle@htlf.com
With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1391
Attention: Thomas Martin
Fax: (612) 340-8706
e-mail: martin.tom@dorsey.com

If to the Stockholders:

Kurt M. Saylor
1216 Lakeshore Drive
Sabetha, KS 66534
e-mail: kurtsaylor@mjbtrc.com

Kent P. Saylor
1617 Sunset Drive
Sabetha, KS 66534
e-mail: kentsaylor@mjbtrc.com

With a copy to:

Stinson Morrison Hecker LLP
1201 Walnut Street
Kansas City, Missouri 64106
Attention: C. Robert Monroe
Telephone: (816) 691-3351
Fax: (816) 412-8117
e-mail: bmonroe@stinson.com

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17.    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

18.    Amendment and Waiver. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except in a writing executed by the party against which such amendment or waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

19.    Complete Agreement. This Agreement contains the complete agreement between the parties to this Agreement and supersedes any prior understandings, agreements or representations by or between the parties to this Agreement, written or oral.

20.    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

21.    Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. A facsimile signature will be considered an original signature. This Agreement need not be executed by all Stockholders for which a signature blank appears in order to be binding on the other Stockholders.

22.    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

23.    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of MBI and the Subsidiaries, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent

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breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

24.    Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding. Each party appoints CT Corporation System (the “Process Agent”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served or (ii) to the party to be served in care of the Process Agent at the following address: 711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. Nothing in this Section 24 will affect the right of any party to serve legal process in any other manner permitted by or at equity.

25.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 25.

26.    Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has

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breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

27.    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

28.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Inducement Agreement to be executed as of the day and year first written above.

STOCKHOLDERS:

Kent P. Saylor, Trustee, Kent P. Saylor Trust Dated October 23, 2002

By:  /s/ Kent P. Saylor
Name: Kent P. Saylor
Title: Trustee Kent P. Saylor Trust
               Dated 10-23-2002
No. of shares of Common Stock held: 313,549

Kurt M. Saylor, Trustee, Kurt M. Saylor Trust Dated January 6, 1998

By: /s/ Kurt M. Saylor
Name: Kurt M. Saylor
Title: Trustee Kurt M. Saylor Trust
                 Dated 1-6-1998
No. of shares of Common Stock held: 222,645

Melissa J. Saylor, Trustee, Melissa Saylor Trust Dated January 6, 1998

By:  /s/ Melissa J. Saylor
Name: Melissa J. Saylor
No. of shares of Common Stock held: 90,904

HEARTLAND: HEARTLAND FINANCIAL USA, INC. By: /s/ Lynn B. Fuller Lynn B. Fuller, President, Chief Executive Officer and Chairman

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